PART II – OFFERING CIRCULAR

SUBJECT TO COMPLETION, November 17, 2016

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

RABBLE ONE, LLC

$535,000 of Series A llc Units AND $55,000 of Series B llc units

Rabble One, LLC (“Rabble One”) is a newly formed Delaware series limited liability company, or series LLC, that was organized by Jane Q, Inc., d/b/a Rabble (“Rabble”). Rabble promotes impact investing through a web platform by advancing revenue-generating projects with environmental and/or social returns. Rabble identifies worthy projects and will earn a return from each project by: performing project feasibility, impact and financial due diligence; advising on project management and administration; and directing the project’s use of Rabble’s web platform and related matters. Rabble is not a registered broker-dealer, an investment adviser or a funding platform.

Rabble One is organized as a series LLC and will form new series from time to time. This is an offering by Rabble One for two separate series (each a “series”): Rabble One Series A and Rabble One Series B. Each series is dedicated to a specific investment, and each series offering will be independent of, and not contingent upon, the other series offering. Investors in a series will be investing only in the specific investment associated with that series and will have no rights to share in the success of the other series or its associated investment. You may choose to participate in Rabble One Series A, Rabble One Series B or both.

Rabble One Series A seeks to raise $535,000 from the offering of Rabble One Series A units (“Series A Units”) to revitalize abandoned or under-utilized rental properties in Detroit, MI. After a rental property has demonstrated consistent cash flows, Rabble One Series A will seek to return each investor’s pro rata share of equity to the extent possible. Series A Unit holders will then retain their pro rata ownership of Rabble One Series A and participate in quarterly cash distributions, if any.

Rabble One Series B seeks to raise $55,000 from the offering of Rabble One Series B units (“Series B Units”) to invest in a three-year, 12.50% note issued by a charitable corporation that will use the proceeds to construct a revenue-generating café to support its mission to advance art, historic preservation and civic engagement in downtown New York City. Series B Unit holders will be paid quarterly interest and amortized principal payments.

The Series A Units and Series B Units (collectively, the “units”) have no public market and will not be listed on any national securities exchange or on the over-the counter inter-dealer quotation system. For a description of the principal terms, see “Description of Rabble One Series A Units” and “Description of Rabble One Series B Units” on pages II-56 and II-57, respectively. The proposed sale of the units will begin as soon as practicable after the information statement, of which this Offering Circular forms a part, has been qualified by the SEC and will terminate [●] days after. The units are being offered pursuant to Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”), for Tier 1 offerings, with an option to amend the offerings for Tier 2 offerings. The units will only be issued to purchasers who satisfy the requirements set forth in Regulation A. Funds from this offering will be made available to Rabble One once it raises a minimum of $350,000 with respect to Series A Units and $55,000 with respect to Series B Units. There are no provisions for the return of funds once the minimum offering amount is sold.

	Per unit	Total Minimum	Total Maximum
Price to public	$100.00	$405,000.00	$590,000.00
Underwriting discounts and commissions(1)	$0.00	$0.00	$0.00
Proceeds, before expenses, to Rabble	$100.00	$405,000.00	$590,000.00

(1)	Rabble does not intend to use commissioned sales agents or underwriters. The units are being offered hereby only by Rabble and by persons associated with Rabble in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Investing in the units involves risks. See “Risk Factors” beginning on page II-10 for a discussion of certain risks that you should consider in connection with an investment in the units.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is                              , 2016.

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IMPORTANT NOTICES TO INVESTORS

[APPLICABLE STATE LEGENDS]

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE BY THIS OFFERING CIRCULAR, NOR HAS ANY PERSON BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.

THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART. THE USE OF THIS OFFERING CIRCULAR FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN SECURITIES DESCRIBED HEREIN IS NOT AUTHORIZED AND IS PROHIBITED.

THE OFFERING PRICE OF THE SECURITIES IN WHICH THIS OFFERING CIRCULAR RELATES HAS BEEN DETERMINED BY THE ISSUER AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE ISSUER OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Offering Circular Summary,” “Risk Factors,” “Plan of Operations,” “Description of Business and Properties” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology. In this Offering Circular, unless the context indicates otherwise, references to “Rabble,” “we,” “the Company,” “our” and “us” refer to the activities of and the business of Jane Q, Inc., d/b/a Rabble, including acting as the manager of Rabble One. References to “Rabble One” refer to Rabble One, LLC.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our units, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	Our business plan is an untested model and our management team has no experience or track record in executing our business plan. If we are unable to execute our business plan, we will not be able to generate any revenues and our results of operations would be adversely affected.

•	Our management team has a limited track record or experience in real estate financing and development projects.

•	Our revenue stream is based on fees associated with a successful launch and exit of our projects. If we are unable to attract sufficient investor interest in our projects, we will not be able to launch our projects and generate revenue.

•	Your investment is an investment into a specific series that invests only in a designated project of Rabble One, and is not a diversified investment in Rabble or Rabble One. Your returns on an investment in a series will depend solely on the results of the specific project related to such series.

•	You will not have any interest in, and your investment in a series will not be secured by, our property. Any returns on your investment will depend solely on the results of operations of the project related to the specific series in which you invest.

•	Your returns on an investment in a series will depend on the successful development of the series’ project and results of operations.

•	Our assessment of the merits of the identified project for each series may be inaccurate, which may negatively affect the results of operations of the relevant series.

•	We will not proceed to release funds for each series unless we are successful in raising the specified minimum for that series.

•	Timing of development in real estate-related projects is inherently uncertain and any delays in the development of Rabble One’s projects will adversely affect your investment.

•	There is no current basis for you to evaluate the possible merits or risks of our business or Rabble One’s business.

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•	We may not successfully implement Rabble One Series A’s exit strategy, in which case investors in Series A Units may not experience any capital appreciation from the sale of their Series A Units.

•	The Rabble One Series B investment may not be successful, and investors in Series B Units will be subject to Chinatown Soup, Inc.’s credit risk and may not be repaid.

•	Our investments in real estate will be subject to the risks typically associated with real estate.

•	Our future performance is difficult to evaluate and we have not commenced operations.

•	Our long-term growth depends upon our ability to retain and grow our investor base by successfully identifying and acquiring unique impact projects with attractive returns on investment. If we are unable to find such projects or if our projects do not produce the expected returns, we may be unable to retain or grow our investor base, and our operations and business could be adversely affected.

•	There has been no public market for the securities of Rabble One. The units will not be listed on any securities exchange. There will be no active market for the units.

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OFFERING CIRCULAR SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before investing in units of either Rabble One series. You should carefully read the entire Offering Circular including the risks associated with an investment in the specific series you are offered, which are discussed under the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” In this Offering Circular, unless the context indicates otherwise, references to “Rabble,” “we,” “the Company,” “our” and “us” refer to the activities of and the business of Jane Q, Inc., d/b/a Rabble, including acting as the manager of Rabble One. References to “Rabble One” refer to Rabble One, LLC.

Overview

Jane Q, Inc., d/b/a Rabble was formed on July 7, 2015 and we commenced operations in July 2015. Rabble was organized to promote impact investing by identifying and advancing revenue-generating projects that also produce environmental and/or social returns. From time to time, we organize limited liability companies or series LLCs, like Rabble One, and will raise funds for these entities through our impact investing web platform by relying on Regulation A offerings. We identify worthy projects and will earn a return from each project in return for our services. We identify social enterprises that seek to: (1) acquire property, rehabilitate a property already owned or develop a new property to serve a social mission; (2) open or expand operations that are tied directly to a specific physical space; and (3) provide funding to underserved communities. The proceeds from Rabble One’s offerings may be used for the following purposes: adaptive reuse and historic preservation; minimal to extensive renovations to an abandoned building or space; new construction on a vacant or abandoned space; and build out of an existing building or space or working capital for an enterprise. Through our web platform, we aim to connect investors with projects and businesses that are connected to their communities. Our aim is so enterprises can receive mission-aligned capital, investors can receive financial returns and, in turn, cities will become more vibrant and resilient. We perform project feasibility, impact and financial due diligence, advise on project management and project administration and direct a project’s use of our web platform and related matters. We are not a registered broker-dealer, an investment adviser or a funding platform.

Project Selection, Due Diligence and Feasibility Assessment

We intend to identify investors that deliberately seek to create a positive social or environmental outcome through their investments. Traditional investment activity occasionally yields positive social and/or environmental benefits (i.e., introducing efficiency in the market, reducing the price of a product or supporting a breakthrough through technology). However, such benefits are typically inadvertent outcomes. We seek to attract “impact-motivated” investors that intend to achieve social or environmental goals by identifying investment projects that meet their goals alongside providing financial returns. In order to identify compelling projects for impact-motivated investors, we have developed an internal methodology or “theory of impact” based on best practices within the impact investing field. See “Description of Business and Properties—Project Selection.”

We also perform due diligence in variety of areas to assess the viability of potential projects. Our diligence includes a three-step examination of a potential project’s (1) environmental and/or social impact, (2) financial risk and project risk and (3) strategic fit. First, we determine whether a project produces sufficient environmental and/or social impact based on our selection criteria. If a project does not possess the desired environmental and/or social characteristics, it does not proceed to the financial risk and project risk assessment phases. Once a project passes the environmental and/or social impact phase, the next step is financial risk assessment and project risk assessment. As part of the financial risk assessment, we determine the financial risks and returns associated with a project, and determine whether a project is able to meet its financial projections. This includes stress testing and sensitivity analyses on projected cash flows using financial models to gauge the project’s financial strength. As part of the project risk assessment, we evaluate the likelihood that a project will be executed successfully. We assess a project’s feasibility by examining a combination of factors, such as the project objectives, project plan, project team, resource availability, projected timeline and experience of the project founder in achieving similar projects. Finally, a strategic fit check is used to determine the priority and fit of the project given our short-term, medium-term and long-term business objectives such as project focus and sector areas. See “Description of Business and Properties—Due Diligence.”

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Rabble Platform and User Outreach

Rabble, as sponsor of the projects, operates a web platform (www.rabbleworks.com) that connects (1) those seeking to invest in revenue-generating projects that also produce environmental and/or social returns with (2) the project founders.

Key Personnel

We at Rabble have assembled a senior management team that includes Umber Bawa, Chief Executive Officer (“CEO”), Katryn Bowe, Head of Impact, Ted Chang, Head of Investments, Daniel LoFrisco, Director of Projects, Erin Bellsey, Director of Marketing, and Matt Chiste, Chief Technology Officer (“CTO”). Our current leadership team is comprised of individuals with diverse backgrounds and significant experience in finance, real estate and social impact.

Rabble One, LLC

Rabble One is a newly formed Delaware series limited liability company, or series LLC. From time to time, Rabble One will designate a new series and offer interests in that series to investors. Rabble One was formed on September 13, 2016 and will commence operations promptly in connection with this offering. Rabble One has established two series that each intend to provide capital to specific investments that: (1) revitalize abandoned or under-utilized properties in Detroit, Michigan; and (2) promote collaborative action towards advancing art, justice, historic preservation and civic engagement in downtown New York City through the construction of a café. Each series of Rabble One will be dedicated to a specific investment. The offering of each series will be independent of, and not contingent upon, an offering by the other series. Investors in a series will be investing only in the specific investment associated with that series and will have no rights to share in the success of the other series or its associated investment.

This is an offering for two separate series: Rabble One Series A and Rabble One Series B. Neither of the series offerings is contingent on the success of the other series offering, and each series is independent of the other. You may choose to participate in Rabble One Series A, Rabble One Series B or both.

Rabble One Series A

Rabble One has established a Series A, referred to as “Rabble One Series A.” Rabble One Series A seeks to raise $535,000. The proceeds raised from the offering of Series A Units will be allocated to an investment managed by Century Partners, LLC (“Century Partners”), a Michigan limited liability company.

Century Partners is a real estate development and management firm. Since entering the market in August 2014, Century Partners has raised $2.2 million in equity to purchase and rehabilitate over 35 housing units in Detroit, Michigan. Century Partners deploys a concentrated investment strategy with the goal of stabilizing and reinvigorating neighborhoods. Century Partners intends to purchase, rehabilitate, lease, manage, finance, refinance and sell single and multi-family properties in identified areas of “sustainable momentum” near downtown and midtown Detroit, Michigan. The properties will be purchased with cash at target price points of $10,000 to $100,000. Moderate renovations will be conducted at each property with target renovation budgets of $20,000 to $125,000 and target renovation timelines of three to six months. The properties will then be rented and/or sold to a diverse array of individuals with demonstrable income at rental rates sufficient to meet a minimum target internal rate of return (“IRR”) of 11% and a minimum return on equity (“ROE”) of 125%, including rent increases driven by inflation and market conditions. There is no assurance that the IRR or ROE targets will be met. The neighborhoods expected to be targeted may include the Boston-Edison District, East English Village, Hamtramck, Jefferson-Chalmers, and the North End. The properties are to be acquired individually or as a group from government entities, banks, individuals and developers at discounted prices. After a portfolio of properties has demonstrated six months or more of consistent cash flows, Rabble I Series A will seek to obtain leverage through bank refinancing of up to 80% of the then-appraised value for each property and seek to return each Series A Unit investor’s pro rata portion of equity principal to the extent possible. There is no assurance that bank financing will be available or that it will be available on attractive terms and conditions. Investors in Rabble One Series A will then retain their pro rata ownership of Rabble One Series A and participate in quarterly cash distributions.

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Century Partners and Rabble One will serve as managers of Rabble One Series A, with Rabble One Series A investors earning a preferred interest of 8% (the “preferred return”) in addition to repayment of principal. After the preferred return is paid, Rabble One Series A investors will receive cash distributions from the proceeds of Rabble One Series A until they exit the investment. See “Description of Business and Properties—Rabble One Series A.”

Rabble One Series B

Rabble One has established a Series B, referred to as “Rabble One Series B.” Rabble One Series B intends to raise $55,000. The offering proceeds will be invested in a 12.50% note issued by Chinatown Soup, Inc. (“Chinatown Soup”). The note will have a term of three years and will pay quarterly interest payments to Series B Unit holders. Principal will be repaid on an amortized basis during the second and third year of the note. Chinatown Soup is a charitable corporation that operates a storefront gallery and studio space at 16B Orchard Street, New York City, New York. Chinatown Soup’s mission is to advance art, justice, historic preservation and civic engagement in the Lower East Side and Chinatown neighborhoods of New York City. Chinatown Soup provides emerging artists with gallery exposure, hosts artist residencies and presents public programming that is committed to local communities. Chinatown Soup intends to utilize the note proceeds to build out a café in the gallery space it currently leases at 16B Orchard Street. The café will support the growth and development of artistic activities by serving as the primary revenue engine for Chinatown Soup. Proceeds from the note will cover start-up expenses that include construction, equipment and inventory costs related to the café build out. See “Description of Business and Properties—Rabble One Series B.”

Services Performed by Rabble and Compensation Paid to Rabble

Rabble will earn a return from each project it sponsors in exchange for providing services, which include performing project feasibility, impact and financial due diligence, advising on project management and administration, and the project’s use of Rabble’s web platform and related matters. See “Description of Business and Properties—Services and Fees.”

Conflicts of Interest

There are conflicts of interest between Rabble One and us, as the parent of Rabble One. We may provide services to other affiliate companies in addition to Rabble One. All of the agreements and arrangements between us and Rabble One, including those related to compensation, are not the result of arm’s-length negotiations. We will try to balance our interests with the interests of Rabble One. However, to the extent that we take actions that are more favorable to other entities than Rabble One, these actions could have a negative impact on Rabble One’s financial performance and, consequently, on the distributions to holders of units and the value of those securities. We have not adopted, and do not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Competitive Strengths

Our competitive strengths stem from the relative uniqueness of our business model—one that seeks to provide “complete returns” that emphasizes social and environmental impact and financial return. Typically, internet-based platforms are categorized in two ways, those that are (1) financial-return focused and cater primarily to accredited investors; and (2) donation-based platforms that emphasize social and/or environmental impact with no return. We see an opportunity to channel the enthusiasm for both types of platforms by listing projects that combine the best attributes of each while remaining inclusive of all investors. By successfully identifying projects that can provide both social and/or environmental impact and financial returns, we seek to address a void in access for “investments with purpose” that we believe the U.S. demographic seeks based on the growth of impact investing as a sector in the last fifteen years. According to the World Economic Forum’s Industry Agenda entitled “From the Margins to the Mainstream: Assessment of the Impact Investment Sector and Opportunities to Engage Mainstream Investors,” dated September 2013, from 1995 to 2013, investing with environmental, social and governance criteria grew at a compound annual growth rate (“CAGR”) of 19.3% and total sustainable investing grew at a CAGR of 11.0%. We intend to establish ourselves early as a trusted firm that screens, curates and lists innovative and impactful projects that have broad popular appeal and community support. To establish our market position, we rely on the strength of our core team members, each of whom bring necessary skills and experience to grow and sustain our organization. The Rabble team is comprised of individuals with expertise across relevant functions such as engineering, construction management, banking and digital marketing as well as disciplines such as renewable energy, sustainability, socially-focused investing and real estate. The diverse and unique blend of skills and experiences is foundational to our strategy and contributes toward a competitive edge in the market.

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THE OFFERING

Issuer	Rabble One, LLC Series A in respect of the Rabble One Series A Rabble One, LLC Series B in respect of the Rabble One Series B

Securities Offered

Minimum of 3,500 units of Rabble One Series A ($350,000)

Proceeds received from investors will be escrowed until a minimum of $350,000 has been received for Rabble One Series A.

Minimum of 550 units of Rabble One Series B ($55,000)

Proceeds received from investors will be escrowed until a minimum of $55,000 has been received for Rabble One Series B.

In the event that the minimum investment amount is not sold for a series within [●] days, all funds will be refunded without interest or deduction.

Price per Unit	$100

Offering Period	[●], 2016 to [●], 2017

Voting Rights	None

Dilution	Not applicable

Use of Proceeds

The estimated net proceeds from this offering, after deducting estimated offering expenses of $37,000 payable by us, will be approximately $553,000.

Rabble One Series A seeks to raise $535,000. Proceeds from the offering of the Series A Units will be allocated to an investment managed by Century Partners, LLC, a Michigan limited liability company.

Rabble One Series B intends to raise $55,000 in order to make a three-year, 12.50% interest note to Chinatown Soup, Inc., a charitable corporation, that will use the proceeds to build out a café in its existing gallery space.

For more information, see “Use of Proceeds.”

Risk Factors	Investing in the units involves a high degree of risk. See “Risk Factors” beginning on page II-10.

Transfer Agent, Registrar and Paying Agent	Corporate Stock Transfer, Inc.

Liquidity of the Units	There is no public market for the units.

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RISK FACTORS

An investment in units of Rabble One Series A or Rabble One Series B involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Offering Circular, before purchasing securities offered by Rabble. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment. This could cause the value of units of Rabble One Series A and Rabble One Series B to decline significantly, and you could lose part or all of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

RISKS RELATED TO RABBLE

We have recently commenced operations and our future performance is difficult to evaluate.

We were recently organized and have little history of operations. We therefore should be considered a development stage company. Our operations will be subject to all of the risks inherent in the establishment of a new business enterprise, including, but not limited to, hurdles or barriers to the implementation of our business plans. Further, we have little operating history upon which to evaluate management’s ability to manage our operations and achieve our goals or our likely performance. No assurances can be given that we can operate profitably.

Much of the information presented in this Offering Circular contains forward-looking statements. Although we believe the forward-looking statements have reasonable bases, we cannot offer any assurance that we will be able to execute our business plan or conduct our operations as contemplated. You should carefully review all of the information and assumptions contained in this Offering Circular with your legal, tax, financial, investment and accounting advisors with these risks in mind.

Our long-term growth depends upon our ability to retain and grow our investor base by successfully identifying and acquiring unique impact projects with attractive returns on investment. If we are unable to find such projects or if the projects we select do not produce the expected returns, we may be unable to retain or grow our investor base, and our operations and business could be adversely affected.

Our future growth depends upon our ability to retain and grow our investor base. If we are unable to successfully identify attractive, financially viable projects with terms that meet our investing criteria, we may be unable to grow and may experience a decline in our investor base. Our ability to acquire unique and attractive impact projects may be adversely affected by changes in the local economy in which a project is located, the general availability of land parcels, the willingness of land sellers to sell land parcels at reasonable prices, competition for available land parcels and zoning and other market conditions. If the supply of impact projects is limited or our assessments of these projects are inaccurate because of these factors or for any other reason, our ability to retain or attract investors and grow could be significantly limited. This could negatively impact revenues and our results of operations.

If we are unable to attract and retain investors, we may be unable to attain profitability, increase revenues or expand our web platform.

We have not generated any revenues. We will derive revenues from each project through project-specific fees. Therefore, to derive, maintain or increase our revenues, we must attract and retain investors. If we are unable to do so, our revenues could decrease thereby decreasing profitability and our ability to expand our web platform.

We will require additional capital and may be unable to obtain such capital on favorable terms or at all. Difficulty in obtaining sufficient capital could prevent us from sourcing our projects.

Our projects are capital-intensive and require significant up-front expenditures. If funds generated from investors through our web platform are insufficient, we may seek additional capital in the form of equity or debt financing from co-investors. Currently we do not have any financing arrangements and we can provide no assurance that we will be able to obtain any financing when required on favorable terms or at all. If we are not successful in obtaining sufficient capital to fund our projects, we will need to close out projects, which may negatively affect our reputation and could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

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Our success depends on our ability to respond and adapt to changes in market and investor behavior.

Our success depends on our ability to respond and adapt to changes in market and investor behavior. Technology continues to evolve rapidly and advances in technology have led to an increasing number of methods for the delivery and consumption of information. These developments are driving changes in investor behavior and the way companies are supplying information to the market. Unless we are able to use new and existing technologies to distinguish our services from those of our competitors, our business, financial condition and prospects may be adversely affected.

Changes in technology and investor behavior pose a number of challenges that could adversely affect our revenues and competitive position. For example, among others:

•	we may be unable to deliver our services to investors in a manner that investors find engaging or useful;

•	we may be unable to effectively target investors to our web platform;

•	there may be changes in investor sentiment about the quality or usefulness of our services and web platform;

•	failure to successfully manage changes in information traffic to increase our presence and visibility may reduce viewership of our web platform; and

•	technical or other problems could prevent us from delivering our services in a rapid and reliable manner or otherwise affect the investor experience.

Responding to these changes may require significant investment. We may be limited in our ability to invest funds and resources in products, services or opportunities, and we may incur research and development costs in building, maintaining and evolving our technology infrastructure.

If we are unable to recruit, hire, motivate and retain key personnel, we may not be able to execute our business plan.

Our business depends on our ability to recruit, hire, motivate and retain talented, highly skilled personnel. Achieving this objective may be difficult due to many factors, including fluctuations in the global economic and industry conditions, competitors, hiring practices and the effectiveness of our compensation programs. If we do not succeed in retaining and motivating our existing key employees, and in attracting new key personnel, we may be unable to meet our business plan and as a result, our revenues and profitability may decline.

We operate in a new industry sector and have a relatively new business model, which makes it difficult to evaluate our business and prospects.

The industry in which we operate is characterized by evolving industry standards and changing client demands. Our business model is also evolving and is distinct from many other companies in our industry, and it may not be successful. As a result of these factors, the future revenue and income potential of our business is uncertain. Any evaluation of our business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in a new industry with an evolving business model such as ours. Some of these risks and uncertainties relate to our ability to:

II-11

•	expand community relationships;

•	increase our investor base;

•	expand operations;

•	implement and improve our operational, financial and management controls;

•	raise capital at attractive costs, or at all; and

•	attract and retain qualified management, employees and independent service providers.

If we are unable to address these risks, our business, results of operations and prospects may suffer.

We face significant competition in all aspects of our business.

We operate in a highly competitive environment. Our projects will compete for investor capital with both traditional and new funding sources and platforms. This competition has intensified as a result of the continued development of web-based crowdfunding.  Competition among crowdfunding companies is intense, and new competitors can quickly emerge. Some of our current and potential competitors may have greater resources or better competitive positions in certain areas than we do. These factors may allow our competitors to respond more effectively than we can to new technologies and changes in market conditions.

Our ability to compete effectively depends on many factors both within and beyond our control, including among others:

•	the popularity, usefulness and ease of use of our web platform;

•	our ability to attract and retain unique and profitable impact projects;

•	our ability to attract and retain investors;

•	our ability to manage and grow our operations in a cost-effective manner; and

•	our reputation and brand strength relative to those of our competitors.

Security breaches and other network and information systems disruptions could affect our ability to conduct our business effectively.

Our online systems store and process confidential information and, therefore, maintaining our network security is of critical importance. Our systems, and those of third parties upon which our business relies, may be vulnerable to interruption or damage. Despite the security measures we and our third-party service providers have taken, our computer systems, and those of our vendors, have been, and will likely continue to be, subject to attack. We have implemented controls and taken other preventative measures designed to strengthen our systems against attacks. However, there can also be no assurance that the measures we have implemented will be effective against future attacks or be sufficient to prevent a future security breach or other disruption to our network or information systems, or those of our third-party providers. There also can be no assurance as to the cost of additional controls and measures that we may conclude are necessary in the future. A disruption of our services or improper disclosure of personal data or confidential information could harm our reputation, require us to expend resources to remedy such a security breach or defend against further attacks, divert management’s attention and resources or subject us to liability under laws that protect personal data, resulting in increased operating costs or loss of revenue.

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Our business depends on the development of a strong brand, and failing to maintain, enhance or protect our brand in a cost-effective manner could harm our operating results.

Our business depends, in part, on our success in creating recognition of our brand. We have spent and expect to spend considerable money and resources on the establishment and maintenance of our brand to preserve and enhance awareness of our brand. If we are unable to maintain or enhance our brand in a cost-effective manner, or if we incur excessive expenses in these efforts, our business, operating results and financial condition could be harmed.

In addition, we have not registered any of our trademarks with the United States Patent and Trademark Office. Unauthorized parties may attempt to copy or otherwise unlawfully obtain and use our content, services, technology and other intellectual property, and we cannot be certain that the steps we have taken to protect our proprietary rights will prevent any misappropriation or confusion among consumers and merchants, or unauthorized use of these rights. Use of our name or a similar name by competitors could weaken our brand, harm our competitive position and cause our business and profitability to suffer. In addition, if we must litigate to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others, such litigation may be costly and divert the attention of our management.

Our business is subject to risks associated with various local geographic market conditions.

While our web platform is viewable and usable from anywhere in the world using an Internet connection and a computer, the content on the web platform is highly localized. Our business model is built primarily on the premise that the projects we feature on our web platform are real asset projects that are local, impact projects. Therefore the projects we feature and, consequently, our business will be subject to risks associated with various local geographic market conditions, such as adverse changes in a project’s local economy, the local regulatory environment and our reputation among local investors and the community.

New and existing regulations could harm our business.

We are subject to the same laws as other companies conducting business on and off the Internet. Today, there are still relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, many laws relating to the Internet are being debated at all levels of government. It is not clear how existing laws apply to online businesses and regulatory agencies or courts may claim or hold that we or our web platform users are subject to licensure or that we are prohibited from conducting our business. Regulatory and licensure claims could result in costly litigation or could require us to change the way we do business in ways that increase costs or reduce revenues. We could also be subject to fines or other penalties, and any of these outcomes could harm our business.

In addition, because our web platform is viewable worldwide, although use of our web platform’s services by anyone outside of the United States is prohibited by our terms of use, foreign jurisdictions may claim that we are required to comply with their laws. Compliance may be more costly or may require us to change our business practices or restrict our service offerings relative to those in the United States. In addition, we may be subject to overlapping legal or regulatory regimes that impose conflicting requirements on us. Our failure to comply with foreign laws could subject us to penalties ranging from criminal prosecution to bans on our services.

Adverse results from litigation or governmental investigations can impact our business practices and operating results.

From time to time, we may be party to litigation and regulatory, environmental and other proceedings with governmental authorities and administrative agencies. Adverse outcomes in lawsuits or investigations could result in significant monetary damages or injunctive relief that could adversely affect our results of operations or financial condition as well as our ability to conduct our business as planned.

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We do not currently carry insurance to cover business risks but expect to carry such insurance coverage in the future. If and when we carry such insurance, there can be no assurance that the insurance coverage will cover all claims that may be asserted against us. Should any ultimate judgments or settlements not be covered by any insurance coverage we may then have or exceed such insurance coverage, such uncovered losses could increase our costs and could have a material adverse effect on our results of operations, financial position and cash flows. There can also be no assurance that we will be able to obtain appropriate and sufficient types or levels of insurance in the future or that adequate replacement policies will be available on acceptable terms, if at all.

RISKS RELATED TO OUR BUSINESS PLAN

Our business plan is an untested model and our management team has no experience or track record in executing our business plan. If we are unable to do so, we will not be able to generate any revenues and our results of operations would be adversely affected.

We are a newly formed development stage company and our ability to generate revenue from our proposed business and operations are unproven. There is nothing at this time on which to base an assumption that our business plan will prove to be successful or that we will ever be able to operate profitably. There is a substantial risk that we will not be successful in implementing our business plan, or if initially successful, in thereafter generating any operating revenues or in achieving profitable operations.

Our management team has no track record or experience in real estate financing or development projects.

Our operations depend on our ability to locate and acquire suitable projects. Our management team has limited experience in real estate financing and administering development projects. We may not be successful in identifying suitable properties which meet our acquisition or development criteria or in consummating such acquisitions for a number of reasons, including, among other things, unsatisfactory results of our due diligence investigations, failure to obtain financing for acquisitions or development and our misjudgment of the value of the opportunities. We may also be unsuccessful in maintaining standards, controls, policies and procedures, or in realizing the anticipated benefits of the acquisitions within the anticipated timeframe or at all. If we are unable to locate, finance and develop suitable properties for our projects, our ability to generate revenue and our results of operations may be adversely affected.

Our revenue stream is based on fees associated with successful projects. If we are unable to attract sufficient investor interest in our projects, we will not be able to launch our projects and generate revenue.

We will only earn fees from the projects we launch and we will only launch projects that garner a threshold level of investor interest and capital. Our revenue stream therefore depends on our ability to obtain sufficient investor interest and capital to fund a project. Our web platform targets non-traditional funding from non-institutional investors. There may not be sufficient interest in the non-traditional, non-institutional investing community for impact projects generally or we may not generate sufficient investor interest in projects we choose to source or administer. If we are unable to garner sufficient investor interest in a project, we will need to close out the project and return any funds received from investors. If we are unable to launch a sufficient number of projects, we will not be able to generate sufficient revenue and our results of operations will be adversely affected. There is no assurance that the projects we select will be well received by investors or that we will be able to raise sufficient funds for our projects.

Traditional funding sources, such as banks and institutional investors, may be more effective in identifying attractive and promising projects and properties.

We will compete for investor capital with traditional funding sources such as banks and institutional investors that may have greater resources and experience in sourcing and financing development projects and suitable properties for such projects. Such funding sources may be more effective in identifying attractive and promising projects and properties. If we are unable to compete effectively, our business, operating results or financial condition could be adversely affected.

II-14

We may encounter unanticipated obstacles to the execution of our business plan.

Our business plans may change significantly. All of our potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that our chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background and knowledge or our principals and advisors. Management reserves the right to make significant modifications to our stated strategies depending on future events.

RISKS RELATED TO REAL ESTATE INVESTING

Our investments in real estate will be subject to the risks typically associated with real estate.

We will invest directly in real estate. We will not know whether the values of our project properties will appreciate or remain at the levels existing on the dates of acquisition. If the values of our project properties decrease, our risks will increase, because the value of our real estate assets will impact the value of our investments overall. Therefore, our investments will be subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and real estate conditions;

•	an oversupply of (or a reduction in demand for) space in the areas where our properties are located and the attractiveness of such properties;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental conditions affecting properties; and

•	the potential for uninsured or underinsured property losses.

Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect our results of operations and returns to our investors.

We will be subject to risks incident to the ownership of real estate related assets including: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of, or demand for, similar properties in an area; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws. Additionally, we are unable to predict future changes in national, regional or local economic, demographic or real estate market conditions. For example, a recession or rise in interest rates could make it more difficult for us to acquire, develop or dispose of our project properties. These conditions, or others we cannot predict, may adversely affect our results of operations and returns to our investors.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of income that can be generated by a project net of expenses required to be incurred with respect to the property. Many expenditures associated with properties such as operating expenses and capital expenditures cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the value that we can realize from properties we own or acquire.

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If we decide to renovate or redevelop a property, we may be unsuccessful.

We plan to renovate or redevelop property for some of our projects. We may be unsuccessful in our renovation or redevelopment efforts due to a variety of factors, including mismanagement, poor selection of third-party contractors, an inability to raise the necessary capital to complete the renovation or redevelopment, changes in zoning laws and increases in construction costs. If a renovation or redevelopment effort is delayed, suffers significant cost increases, does not prove as valuable as projected or cannot be completed, we may become unprofitable or be forced to dispose of the property for a price that is less than our then outstanding liabilities.

Land development permits and approvals are required to develop real property. These permits and approvals will vary depending on the land that is being developed.

The residential real estate development industry is subject to substantial environmental, building, construction, zoning and real estate regulations that are imposed by various federal, state and local authorities. In developing a community, we must obtain the approval of numerous government agencies regarding such matters as permitted land uses, housing density, the installation of utility services (i.e., water, sewer, gas, electric, telephone and cable television) and the dedication of acreage for open space, parks, schools and other community purposes. Furthermore, changes in prevailing local circumstances or applicable laws may require additional approvals or modifications of approvals previously obtained.

Timing of the initiation and completion of development projects depends upon receipt of necessary authorizations and approvals. Because of the provisional nature of these approvals and the concerns of various environmental and public interest groups, the approval process can be delayed by withdrawals or modifications of preliminary approvals and by litigation and appeals challenging development rights. Our ability to develop projects could be delayed or prevented due to litigation challenging previously obtained governmental approvals. We also may be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future. Such delays could adversely affect our ability to complete our projects, significantly increase the costs of doing so or drive potential customers to invest in competitors’ products.

The ability of any new business to continue as a going concern is uncertain, and a default by a tenant could result in a project property becoming vacant and difficult to re-lease.

A project property may be leased to a tenant operating a new business, and it is uncertain that such business will have the ability to continue as a going concern. In the event that a tenant defaults on a lease, the property may become vacant, and we may be unable to re-lease the property for the rent due under the lease or without incurring additional expenditures relating to the property. In addition, we could experience delays in enforcing our rights against, and collecting rents and other expenses due from, the tenant. Finally, we may have to incur substantial expenditures in connection with any re-leasing, as a project property is expected to be specifically suited to a tenant. Any delay or substantial expenditures we experience in re-leasing the property, or any difficulty in re-leasing the property at acceptable rates, may reduce the cash available to make distributions to holders of the units.

Poor relations with the residents and community leaders of a project may negatively impact a project and our business and results of operations.

As a community developer, our project operators will sometimes be expected by community residents to resolve any issues or disputes that arise in connection with the development of its communities. Operations and future exit of a project may be negatively affected if any efforts made by our project operators to resolve these issues or disputes are unsatisfactory to the affected residents, which in turn would adversely affect our results of operations. In addition, our business and results of operations would be adversely affected if our project operators are required to make material expenditures related to the settlement of these issues or disputes, or to modify our community development plans reducing the amount of profit from the project operations.

II-16

Fluctuations in market conditions may affect our ability to sell our land at expected prices, if at all, which could adversely affect our revenues, earnings and cash flows.

We are subject to the potential for significant fluctuations in the market value of our project properties. There is a lag between the time we acquire control of a property and the time that we can complete development or improvements on the property for the commencement of a project’s operations. This lag time varies from site to site as it is impossible to determine in advance the length of time it will take to obtain government approvals and permits. In particular, for projects where we acquire undeveloped land for the commencement of a project’s operations, the risk of owning undeveloped land can be substantial as the market value of undeveloped land can fluctuate significantly as a result of changing economic and market conditions. Inventory carrying costs can be significant and can result in losses in a poorly performing development or market. Material write-downs of the estimated value of project properties could occur if market conditions deteriorate. We could also be forced to sell land or lots for prices that generate lower profit than we anticipate, and may not be able to dispose of our investment in a timely manner when we find dispositions advantageous or necessary.

Increasing competition for the acquisition of real estate may impede our ability to make acquisitions which would reduce the sales profit and fees we generate from project exits and could adversely affect our operating results and financial condition.

The real estate industry is highly competitive on an international, national and regional level. Our projects face competition from real estate investment trusts (REITs), institutional pension plans, and other public and private real estate companies and private real estate investors for the acquisition of properties and for raising capital to make these acquisitions. Competition may prevent us from acquiring desirable properties or increase the price we must pay for real estate. If we pay higher prices for properties, investors may experience a lower return on investment and be less inclined to invest in our next project which may decrease our profitability. Increased competition for properties may also preclude us from acquiring properties that would generate the most attractive returns to investors or may reduce the number of properties we could acquire, which could have an adverse effect on our business.

An increase in interest rates may cause us to lose potential investors to alternative investments.

As interest rates rise, valuations of real estate properties typically decline. A decrease in both the attractiveness of our projects and the value of the properties held by these projects could cause a decline in our ability to attract investors, which would have an adverse effect on our results of operations.

Uninsured and underinsured losses may adversely affect operations.

Our project operators carry commercial general liability, fire and extended coverage insurance with respect to our projects. Our project operators obtain coverage that has policy specifications and insured limits that we believe are customarily carried for similar properties. We cannot assure you, however, that particular risks that are currently insurable will continue to be insurable on an economic basis or that current levels of coverage will continue to be available. In addition, our project operators generally do not obtain insurance against certain risks, such as floods.

Should our project operators sustain damage to projects or a potential occupant sustains an injury, our project operator may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. In the event of a substantial property loss or personal injury, the insurance coverage may not be sufficient to pay the full damages. In the event of an uninsured loss, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it unfeasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds our project operators receive, if any, might not be adequate to restore this economic position with respect to the property. A loss or an increase in premium as a result of a loss could decrease the income from or value of a project property. Any decrease or loss in fees could have a material adverse effect on our projects and our financial condition or results of operations.

II-17

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our project properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to facilitate a sale of our project properties promptly in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in the market, changes in the financial condition or prospects of prospective purchasers, changes in regional, national or international economic conditions, and changes in laws, regulations or fiscal policies. Fees from the disposition of improvements would be materially affected if we were unable to facilitate a significant number of sales of our project properties.

A project operator is liable for any potential environmental hazards.

A project operator’s failure to uncover and adequately protect against environmental issues in connection with the purchase of property may subject the operator to liability as the owner of such property. State, local and federal environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. A project operator may be held liable for such costs as the owner of property. Liability can be imposed even if the original actions were legal and a project operator had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. Further, the project operator may also be held responsible for the entire payment of the liability if it is subject to joint and several liability and the other responsible parties are unable to pay. A project operator may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner that could adversely affect a project’s operations. In the event of such liability, the project operator may be forced to use part or all of investors’ capital contributions to cover the costs to remedy any environmental hazards, which could adversely impact the value of your investment.

We are liable for any potential ADA violations.

Under the Americans with Disabilities Act (the “ADA”), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Property must comply with the ADA to the extent that they are considered “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in public areas of properties where such removal is readily achievable. Our project operators are liable for any non-compliance with ADA requirements. In the event of non-compliance, our project operator may be required to make substantial capital expenditures to address the requirements of the ADA after completion of the redevelopment. In the event of such liability, our project operator may be forced to use part or all of investors’ capital contributions to cover the costs of ADA compliance, which could adversely impact the value of your investment.

RISKS RELATED TO RABBLE ONE

Rabble One has not commenced operations and its future performance is difficult to evaluate.

Rabble One is newly organized, has no history of operations and its proposed business and operations are unproven. Therefore, Rabble One should be considered a development stage company. Rabble One will commence operations if it is able to raise proceeds sufficient to execute the business plans of Rabble One Series A and Rabble One Series B. We cannot assure you that we will be able to generate sufficient investment interest and funding for a successful launch of Rabble One. Rabble One’s operations will be subject to all of the risks inherent in the establishment of a new business enterprise, including, but not limited to, hurdles or barriers to the implementation of its business plans. Further, because there is no history of operations there is also no operating history upon which to evaluate management’s ability to manage its operations and achieve its goals or its likely performance. In addition, there may not be enough information about Rabble One, its operator or its project properties, and your ability to evaluate the possible merits or risks of an investment in Rabble One may be limited. No assurances can be given that Rabble One can operate profitably.

II-18

Your investment is an investment in a specific series of Rabble One (Rabble One Series A or Rabble One Series B), which invests only in a designated project of Rabble One, and is not a diversified investment in Rabble or Rabble One. Your investment returns will depend solely on the results of the specific project associated with the series you invest in.

Your investment is an investment in a specific series of Rabble One and not an investment in Rabble or Rabble One. An investment in a series is not a diversified investment in all of Rabble One’s projects or Rabble as a crowd investment technology platform. See “Description of Business and Properties” for a description of Rabble One and each series. Your return, if any, will depend on Rabble One’s results of operations and successful development of Rabble One’s business plan, which will be different and independent from the operations and returns of Rabble’s other projects and the results of operations of Rabble.

You will not have any interest in, and your investment in Rabble One will not be secured by, Rabble One’s project properties. Any returns on your investment will depend solely on Rabble One’s results of operations.

You will not have any interest in, and your investment in Rabble One will not be secured by, Rabble One’s project properties. Returns on your investment will be based on the returns from the Rabble One series in which you invest. If Rabble One does not operate profitably, you may not receive any distributions or may lose your entire investment without recourse to Rabble One’s project properties.

Your returns will depend on Rabble One’s successful development of its project properties and results of operations. We cannot assure you that Rabble One’s development will be successful and you may lose your entire investment.

Your returns will depend on the successful development of Rabble One’s project properties and its results of operations. Although Rabble One underwent our strict merit review process and we expect that the development of Rabble One will provide returns to Rabble One investors, we cannot assure you that Rabble One will be successful. Rabble One may be unsuccessful in the development of its project properties due to a variety of factors, including mismanagement, the poor selection of third-party contractors, changes in zoning laws, increases in construction costs or delays in the projected timing of property development. Your investment in a Rabble One series is a speculative investment and if the series does not operate profitably, you may lose your entire investment.

You will not have control over the development of Rabble One’s project properties or the administration of Rabble One.

All matters relating to the operation and development of each series of Rabble One are in the discretion of the respective managers for each series, and Rabble One investors will not have control over the administration of, or development of, Rabble One. Major decisions regarding Rabble One will be made by Rabble, and Rabble will vote on behalf of all the Rabble One investors.

Our assessment of the merits of the identified project for each Rabble One series may be inaccurate which may negatively affect the results of operations of the relevant series.

Our management team has assessed the merits for each Rabble One series, but may not possess familiarity with the dynamics and prevailing conditions of each market, which could adversely affect Rabble One’s successful development and operation. To the extent our management’s assessment of a project proves inaccurate and there are increased costs in the development of a project property, the ability to make distributions may be adversely affected or may result in a loss of your investment.

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Timing of development in real estate-related projects is inherently uncertain and any delays in the development of Rabble One’s projects will delay and adversely affect its ability to pay distributions.

Timing of real estate development projects is inherently uncertain and factors outside of our project operator’s control such as changes in zoning laws, delays in construction due to increased costs or inclement weather, change in community perception or acceptance of our project and environmental concerns of governmental entities or community groups may affect and delay Rabble One’s projected timetable. Any delays in the development of Rabble One’s projects will delay and adversely affect the operations of Rabble One, which will affect its ability to pay distributions.

You will be subject to our fees and you may not receive any distributions on your investment in Rabble One.

Investments in Rabble One will be subject to our fees for due diligence services, technology services, advisory services and legal and accounting expenses that we incur. See “Description of Business and Properties—Services and Fees.” In addition, payment of distributions and the amounts thereof will depend upon returns based on the successful operation of the Rabble One series in which you invest. We can give no assurance that each Rabble One series will be able to achieve its anticipated cash flow or that distributions will increase over time. Rabble One’s actual results may differ significantly from our projections. If Rabble One does not successfully develop its properties or operate profitably, we may not be able to declare and pay any distributions to you. You may not earn a positive return on your investment or receive a return of any or all of your investment.

RISKS RELATED TO RABBLE ONE SERIES A

Our projections are based on many assumptions about future events that are impossible for us to predict with accuracy, and therefore may be inaccurate.

Actual investment returns are affected by events outside our control and therefore will vary from the returns we project for Rabble One Series A. Our projections are based on many assumptions about future events that are impossible for us to predict with accuracy. Some of those assumptions may be unstated. Some will prove to be incorrect, and therefore the actual returns to investors in Series A Units may vary materially from our projections. The forecasts and projections prepared for Rabble One Series A are prepared by us on assumptions that we believe are reasonable, but which cannot be predicted with accuracy. There is no assurance that the assumed renovation costs and rental income considered in the projections can or will be attained or maintained.

We determined the offering price of Series A Units based primarily on our estimate of funds needed for operating expenses and reserves in order to accomplish Rabble One Series A’s acquisition, rehabilitation and rental of its project properties, and these estimates may not reflect the actual underlying value of the properties.

The offering price of the Series A Units was determined arbitrarily and may not bear any relationship to what an investor could receive if the units were to be resold or independently valued. We determined the offering price of Series A Units based primarily on our estimation of funds needed by Rabble One Series A for operating expenses and reserves in order to accomplish the project’s acquisition, rehabilitation and rental of its project properties. This may not reflect the actual underlying value of the relevant project properties.

There is no active trading market for the Series A Units and none is expected to develop.

There is no resale market for the Series A Units, and none is expected to develop. This is a highly illiquid investment. The absence of a market means that there will be no independent mechanism to provide a valuation of an investment in Rabble One Series A. The Series A Units may not be acceptable as collateral for a loan.

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The amount, nature and format of the disclosure materials provided to prospective investors in Rabble One Series A is not as extensive or complete as may otherwise be available in a registered public offering.

The amount, nature and format of the information provided to prospective investors in Rabble One Series A is not as extensive or complete as that otherwise available in a registered public offering. An investment in Rabble One Series A is intended only for those who are familiar with the nature of, and the risks attendant to, investments of this nature and who can evaluate the merits and risks of such an investment based upon that limited information.

Rabble One Series A is managed exclusively by its designated managers, Century Partners and Rabble.

Investors will have no real ability to determine major policies or operations of Rabble One Series A. Rabble One Series A is managed exclusively by its designated managers, Century Partners and Rabble (the “Series A Managers”). Century Partners may be removed as manager only in the event of fraud, deceit, gross negligence, willful misconduct or wrongful taking, and then, only upon the vote of members owning not less than 50% of the Series A membership interests in Rabble One Series A.

All decisions with respect to the management and day-to-day operations will be made exclusively by Century Partners, and holders of Series A Units will have no rights to participate in those decisions. You should not invest in Rabble One Series A unless you are willing to entrust all aspects of the management of Rabble One Series A to Century Partners and Rabble.

Rabble One Series A’s investment in project properties may be leveraged, which will increase Rabble One Series A’s exposure to losses.

Rabble One Series A’s investment in project properties may be leveraged after renovation is complete and the property has demonstrated a pattern of consistent rental cash flows for at least six months. Leverage may also be used to facilitate the renovation of select project properties. The use of leverage frees up investor funds and potentially permits the acquisition of project properties at a cost greater than the investors’ aggregate capital contributions to Rabble One Series A. Leverage taken will also allow us to accelerate the pace of equity principal payments made to investors. However, it also increases Rabble One Series A’s exposure to losses. Mortgage debt may increase the risk of loss, since default may result in foreclosure. For tax purposes, a foreclosure of a project property would be treated as a sale at a price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt exceeds Rabble One Series A’s basis in the project property, Rabble One Series A, and its investors, would recognize taxable income on foreclosure, but would not receive any cash proceeds.

There is no assurance that Rabble One Series A will have money available at any particular time for distribution to its investors.

There is no assurance that Rabble One Series A will have money available at any particular time for distribution to its investors. The amount of funds available will be affected by many factors including interim rental receipts, funds required for property improvements or maintenance and funds required to repay bank borrowings. Accordingly, the amount and timing of payments to investors in Rabble One Series A is uncertain.

In certain circumstances, an investor’s tax liability for its share of Rabble One Series A’s income, if any, from the operations of Rabble One Series A may exceed the investor’s share of Rabble One Series A’s cash available for distribution in any year. This might occur, for example, if all or part of Rabble One Series A’s net cash receipts are utilized to pay down bank debt or to establish or increase a reserve. To the extent that investors’ tax liabilities exceed cash distributions from Rabble One Series A, that excess would require investors to pay taxes but not receive funds with which to make those payments.

Failure to maintain tenant occupancies could result in Rabble One Series A’s inability to generate sufficient revenues from project properties to achieve its projected returns, as it could cause at least a temporary reduction in anticipated cash flows. It is uncertain whether Rabble One Series A would be able to find another source to cover any such short-fall. If Rabble One Series A’s working capital contingency reserves are insufficient, we will have to obtain financing for Rabble One Series A from other sources in order to fulfill Rabble One Series A’s project plan. We can provide no assurance that any such financing will be available on economically feasible terms, if and when needed.

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An inability to obtain additional capital in the future when needed and on acceptable terms may limit Rabble One Series A’s ability to execute its project plan.

Bank financing obtained on project properties may bear interest at a floating rate that changes from time to time as market interest rates change. A rise in interest rates would increase Rabble One Series A’s cost of borrowing and increase its overall operating costs. If a project of Rabble One Series A is unable to proceed unless alternate financing can be obtained, that financing may not be available, or if available, it may be at unfavorable or excessive interest rates or contain other unfavorable terms, all of which could adversely affect the ultimate return to investors. The actual amount of renovation costs for any project could exceed the amounts initially projected for a variety of reasons. Rabble One Series A may establish a contingency reserve to provide for such uncertainties, but we can give no assurance that any such reserve will be sufficient to cover costs caused by delays, costs overruns or other unanticipated events.

If Rabble One Series A’s project properties do not lease as quickly as expected, its revenues may not be sufficient to meet its operating expenses, capital expenditures and debt service, if any, and its income and ability to make distributions to its investors could be adversely affected.

If Rabble One Series A’s project properties do not lease as quickly as expected, its revenues may not be sufficient to meet its operating expenses, capital expenditures and debt service (if any), and its income and ability to make distributions to investors could be adversely affected. Other risks affecting investment returns include: increased operating costs resulting from inflation or inadequate management; vandalism and the resultant possibility of extra security costs; rent collection difficulties; the enactment of unanticipated environmental and zoning laws; changes in state and federal income tax laws; residential and employment patterns; and the rate of local economic growth.

The return from equity investments in Rabble One Series A’s project properties depends in part on the amount of revenue generated and expenses incurred in rehabilitation and leasing the properties. If Rabble One Series A’s project properties do not lease as quickly as we expect, so that revenue combined with equity investment is not sufficient to meet operating expenses, capital expenditures and debt service (if any), Rabble One Series A’s income and ability to make distributions to its investors could be adversely affected. Significant expenditures associated with investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances result in a reduction or delay in sales.

Rabble One Series A’s portfolio may not be diversified in its investments as Century Partners may choose, in its sole discretion as manager, to invest in any type of real estate asset.

Rabble One Series A’s portfolio may not be diversified in its investments as its manager, Century Partners, may choose, in its sole discretion, to invest in any type of real estate asset. If the project or the multiple real estate assets are not profitable, there will be no offsetting income or gains to be realized from other investments.

The ownership and operation of real estate involves significant risks. In light of the risk factors affecting Rabble One Series A, an investment in Series A Units is suitable only for investors with substantial means, who can understand and appreciate the nature of those risks and who have no need for liquidity of their investment in Rabble One Series A.

Rabble One Series A may acquire project properties that are subject to liabilities or that have problems relating to environmental condition, state of title, physical condition or compliance with zoning laws, building codes, or other legal requirements that are not known at the time we acquire the property. In each case, Rabble One Series A’s acquisition may be without any recourse, or with only limited recourse, with respect to unknown liabilities or conditions. As a result, if any liability relating to those project properties were asserted against Rabble One Series A, relating to those properties, or if any adverse condition existed with respect to the properties, Rabble One Series A might have to pay substantial sums to settle or cure it, which could adversely affect its cash flow and operating results. It is also possible that a seller may not have the resources to satisfy its indemnification obligations if such a liability arises. Unknown liabilities to third parties with respect to project properties acquired might include:

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•	liabilities for clean-up of undisclosed environmental contamination;

•	claims by tenants, vendors or other persons dealing with the former owners of the properties; and

•	liabilities incurred in the ordinary course of business, but unasserted or unreported.

Rabble One Series A will compete with other entities engaged in real estate. Rabble One Series A’s project properties may be located in close proximity to other properties that will compete for prospective lessees.

An increase or decrease in the supply or affordability of rental units, combined with rising or lowering interest rates or an increase on the availability of credit, could slow the rental market or cause Rabble One Series A to reduce rents, or both. This would adversely affect Rabble One Series A’s ability to achieve projected returns to its investors.

Rabble One Series A may not make a profit if it has to reduce its expected asking prices in order to lease out a project property within a reasonable period of time. Your ability to recover all or any portion of your investment in Series A Units depends on the amount of funds realized and expenses incurred.

If Rabble One Series A suffers losses that are not covered by insurance or that are in excess of insurance coverage, it could lose invested capital and anticipated profits. Rabble One Series A intends to obtain comprehensive insurance for its project properties, including casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties, in amounts that it believes are adequate and appropriate under the circumstances.

However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, earthquakes, floods, hurricanes, pollution, environmental matters, asbestos, mold or terrorism that are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Inability to obtain specialized coverage at rates that correspond to the perceived level of risk could result in an uninsured loss or a loss in excess of insured limits. In that event, Rabble One Series A could lose its capital and anticipated future revenues from a project property.

None of the compensation payable to Century Partners, as a manager of Rabble One Series A, is determined by arm’s-length negotiations, and therefore may be higher than compensation that might be charged by independent parties.

Century Partners will receive various forms of compensation in connection with Rabble One Series A and its project properties. Century Partners’ compensation will be paid with funds that would otherwise be available for working capital for other expenses that may arise in the renovation process for project properties. None of the compensation payable to Century Partners is determined by arm’s-length negotiations, and therefore may be higher than that might be charged by independent parties. Conversely, in the event Century Partners’ is unable to continue as the manager of Rabble One Series A, it may not be possible to obtain a successor except by paying substantially greater compensation.

Century Partners presently depends on Wilbur Colom, Andrew Colom and David Alade, and the personnel that they supervise, to initiate and oversee project property developments. Century Partners’ principals and the personnel that they supervise have other obligations that may limit the amount of time and attention that they have to devote to Rabble One Series A.

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Century Partners is not prevented or restricted from engaging or participating in any other business activities or investments beyond Rabble One Series A, and investors in Series A Units have no right to participate in any other businesses or ventures of Century Partners solely because they invest in Rabble One Series A.

Century Partners is engaged in other aspects of real estate development, investment and management for itself and with other investors, and Century Partners may provide management and other services to other funds. Century Partners may have a number of real estate investment funds in operation at any given time, requiring the attention of its principals and personnel. Century Partners will not be devoting its full time and attention to Rabble One Series A. Rather, its time and attention will be divided among all of its business ventures, in such manner as Century Partners determines to be appropriate.

The Series A Agreement limits investors’ rights to pursue claims against Century Partners and its affiliates arising from its management of Rabble One Series A.

Rabble One Series A is required under the Rabble One Series A Operating Agreement (“Series A Agreement”) to indemnify Century Partners and its affiliates to the fullest extent provided by law against any loss, damage, liability, cost or expense incurred by them in the management of Rabble One Series A. Although Century Partners is generally required by law to exercise good faith and integrity in its management activities, the Series A Operating Agreement limits claims against Century Partners to those alleging fraud, deceit, willful misconduct, gross negligence or a wrongful taking. To the extent that a claim for indemnification is brought by Century Partners or any of its affiliates, it would reduce the amount of funds available for use in Rabble One’s business.

We may not successfully implement Rabble One Series A’s exit strategy, in which case you may not experience any capital appreciation from the sale of Series A Units.

Depending upon then-prevailing market conditions, it is Rabble One’s intention to sell the assets of Rabble One Series A and its relevant project properties within six years after its launch. Market conditions and other factors will affect the pricing of the sale, which could affect the pricing of resales of Series A Unit. If we are unable to successfully implement Rabble One Series A’s exit strategy, you may not receive the projected capital appreciation from the sale of your Series A Units upon exit.

An investment in Rabble One Series A may have significant tax consequences to individual investors.

An investment in Rabble One Series A may have significant tax consequences to individual investors. Each investor must consult with his or her own tax advisor with respect to the federal, state and local tax consequences of an investment in Rabble One Series A. We do not make any warranty or representation with respect to or assume any responsibility for the tax consequences of an investment to any investor.

Tax-exempt investors, including individual retirement accounts (“IRAs”), 401(k) plans, employee benefit plans, including pension and profit sharing plans, and personal trusts will likely be subject to tax on income from Rabble One Series A. Consequently, potential investors that are tax-exempt entities should consult with their professional advisors as to the appropriateness or suitability of an investment in Rabble One Series A and as to the specific income tax consequences as a result.

Owning membership interests in Rabble One Series A will complicate the nature of the income tax filings to be made by an investor. All investors, including non-residents of the State of Michigan, may be required to file income tax returns with the State of Michigan as the relevant project properties will be based there.

Series A Units may not be transferred without the consent of the managers of Rabble One Series A.

All of Rabble One Series A’s operations are conducted through Rabble and Century Partners, in their capacity as managers of Rabble One Series A. Per the Rabble One Series A Operating Agreement, Series A Units may not be transferred except, among other things, with the consent of the Series A Managers. The transfer or purported transfer of a Series A Unit not made in accordance with the Series A Agreement will not be valid.

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RISKS RELATED TO RABBLE ONE SERIES B

If Rabble One Series B is not successful, you will be subject to Chinatown Soup’s credit risk and you may not be repaid.

The investors in Rabble One Series B face the credit risk of the project sponsor, Chinatown Soup.  If Chinatown Soup has insufficient cash to service its financial obligations, then it may become delinquent or may default on its financial obligations.  When such scenario materializes, investors in Rabble One Series B may not receive interest on the invested principal or may not receive repayment of their invested principal.

Chinatown Soup has limited or no experience in café management, and if the café is not profitable, Series B Unit holders may not receive interest payments or repayment of their invested principal.

Chinatown Soup has no prior café management experience.  There may be significant risks involved for investors in Rabble One Series B, because investors potentially may not receive interest payments on their invested principal or the repayment of their invested principal.  Potential risks may arise resulting from the management team’s inexperience in handling foreseeable and non-foreseeable issues (i.e., business, operational, labor, food safety, finance, accounting, risk management, legal, etc.) associated with operating a café business.  If the management of the café is unsuccessful in its handling of these issues, then Chinatown Soup may encounter negative cash flows, which may potentially lead to the inability to service Chinatown Soup’s financial obligations.  If such a scenario arises, then investors may not receive interest on the invested principal and/or may not receive repayment of their invested principal.

Chinatown Soup is subject to risks associated with leasing real estate.

Chinatown Soup leases the building space for its gallery and the space intended for the café build out. The remaining lease term is relatively short, and Chinatown Soup may not be able to extend the lease.  If the duration of the lease becomes too short for Chinatown Soup to generate sufficient cash flows to make payments on its note held by Rabble One, then Series B Unit holders may not receive interest and/or may not receive the repayment of their invested principal. Additionally, the current lease agreement contains automatic rent increases over the life of the lease.  The rent increase may not be sustainable by Chinatown Soup.  If this occurs, Chinatown Soup’s ability to make payments on its note held by Rabble One will be negatively impacted.

Chinatown Soup faces competition and there can be no assurance that competing art collective businesses and café businesses will not harm Chinatown Soup’s business development.

There are a number of competitors near Chinatown Soup’s location for its intended customer base of artists for its gallery and patrons for its café.  If competitors provide better products, services and/or prices than Chinatown Soup, then Chinatown Soup may encounter decreased revenues.  If Chinatown Soup’s revenue decreases, then Chinatown Soup’s ability to make payments on its note held by Rabble One will be negatively impacted.

Chinatown Soup’s success will depend on its ability to attract and retain customers.

Changing demographics in Chinatown Soup’s neighborhood or the artist community may impact Chinatown Soup’s lines of art- and café-related businesses.  If Chinatown Soup cannot attract sufficient customers from its intended customer base, then Chinatown Soup’s ability to make payments on its note held by Rabble One may be negatively impacted.

If Chinatown Soup is unable to attract and retain employees, its business and results of operations could be harmed and Series B Unit holders may not receive interest payments or repayment of their invested principal.

Chinatown Soup is exposed to risks associated with labor.  Chinatown Soup may be perceived as a less attractive employer in relation to other employment avenues available in the area. Further, Chinatown Soup may encounter difficulty in retaining hired employee(s).  Chinatown Soup’s labor costs may rise significantly above the revenue generated by the project.  Employee skill sets may not keep up with Chinatown Soup’s needs as time progresses.  If any negative event associated with labor arises including, but not limited to, the aforementioned, then Chinatown Soup’s ability to make payments on its note held by Rabble One will be negatively impacted.

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Chinatown Soup is dependent on third-party suppliers, making it vulnerable to supply shortages and price fluctuations, which could harm the café’s business and affect Chinatown Soup’s ability to make interest payments or repay principal to Series B Unit holders.

Chinatown Soup’s business lines are subject to risks in supplies and suppliers.  For example, the price of coffee and tea supplies used in the café business may have sudden, unexpected increases due to supply disruptions.  Also, the supplier used in the art-related business may encounter difficulties in fulfilling delivery commitments on supplies.  If any of these kinds of risks materialize, Chinatown Soup’s ability to make payments on its note held by Rabble One may be impacted.

Natural and manmade events may impact the revenue of the café’s business and negatively impact Chinatown Soup’s ability to make interest payments or repay principal to Series B Unit holders.

Natural events (i.e., Hurricane Sandy, etc.) or manmade events (i.e., terrorist events, etc.) may cause the customer foot traffic around the café business and the art space business to decrease. If these types of events materialize, then Chinatown Soup’s cash flows may be negatively impacted due to decreased business revenues, and thus may cause investors in Rabble One Series B to not receive interest payments and/or repayment of their invested principal.

Changes in the macroeconomic environment may impact revenues of the café business and negatively impact Chinatown Soup’s ability to make interest payments or repay principal to Series B Unit holders.

Changes in the macroeconomic environment may impact the revenue of the café business. If the macroeconomic environment deteriorates, the number of people employed in the near-by area may decrease, thus causing a decrease in the demand for café products such as coffee and tea which would negatively impact the revenue of the café business. If the revenue of the café business is reduced, then Chinatown Soup’s ability to make payments on its note held by Rabble One will be negatively impacted. Negative changes in macroeconomic environment may also cause decreased demand for art, thus leading to decreased art space business which would negatively impact Chinatown Soup’s ability to make payments on its note held by Rabble One.

Series B Units may not be transferred without the consent of the manager of Rabble One Series B.

All of Rabble One Series B’s operations are conducted through Rabble, in its capacity as manager of Rabble One Series B (the “Series B Manager”). Per the Rabble One Series B Operating Agreement (the “Series B Agreement”), the Series B Units may not be transferred except, among other things, with the consent of the Series B Manager. The transfer or purported transfer of a Series B Unit not made in accordance with the Series B Operating Agreement will not be valid.

RISKS RELATED TO THE OFFERING

There has been no public market for the securities of Rabble or Rabble One prior to this offering. The units will not be listed on any securities exchange and there will be no active market for the units.

Prior to this offering, there has been no public market for our securities. We cannot predict the extent to which an active market for the units will develop or be sustained after this offering, or how the development of such a market might affect the market price for our units. The initial offering prices of the units in this offering will be determined by us based on a number of factors, including market conditions in effect at the time of the offering, which may not be indicative of the price at which the units will trade following completion of this offering. Investors may not be able to sell their units at or above the initial offering price.

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No independent party has made any review of us or the equity investments to which this Offering Circular relates. Therefore, investors do not have the benefit of an independent due diligence review conducted by an unaffiliated party to form a basis for their investment decision.

No independent party has undertaken any review of Rabble or Rabble One to which this Offering Circular relates. Therefore, investors do not have the benefit of an independent due diligence review conducted by an unaffiliated party to form a basis for their investment decision in the units.

We are selling the units in this offering without an underwriter and may be unable to sell any units.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the units; we intend to sell the units through our web platform.

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USE OF PROCEEDS

Rabble One is a series LLC. To date, two series have been created. This is an offering for the two separate series: Rabble One Series A and Rabble One Series B. Neither of the series offerings is contingent on the success of the other series offering, and each series is independent of the other. You may choose to participate in Rabble One Series A, Rabble One Series B or both. Each series offering is being conducted as an all-or-none offering, meaning that if subscriptions are not received for the specified amount of an offering, such offering will not proceed.  As explained under “Plan of Distribution,” investor funds will be sent through SynapsePay for the benefit of the investors in accordance with Rule 15c2-4 under the Exchange Act.  If the specified minimum offering amount for a series is not received, the proceeds for such offering will be promptly returned to investors without deduction and without interest.

Rabble One Series A

Rabble One Series A seeks to raise $535,000 and its minimum offering amount is $350,000. If the minimum offering amount is achieved, proceeds raised from the offering of the Rabble Series A units will be allocated to an investment managed by Century Partners.

The following table sets forth the use of proceeds for the Series A Unit offering, in order of priority, assuming the minimum and maximum proceeds are obtained. There is no assurance that we will raise the full $535,000. The scenarios below are for illustrative purposes only and the actual amounts of proceeds, if any, may differ.

	Minimum	Maximum
Units sold	3,500	5,350
Gross proceeds	$350,000	$535,000
Offering expenses(1)	32,000	32,000
Selling commissions & fees(2)	—	—
Net proceeds	$318,000	$503,000
Property acquisition/renovation costs	$298,000	$483,000
Contingency fund renovation and debt service reserve	10,000	10,000
Legal fees and other working capital for the properties	10,000	10,000
Total use of proceeds	$318,000	$503,000

(1) These costs assume the costs related to preparing the offering statement as well as those costs related to the services of a transfer agent, our financial statements and our legal costs ($32,000).

(2) We do not intend to pay selling commissions or fees. In the event that we enter into an agreement with a licensed broker-dealer, the offering statement, of which this Offering Circular forms a part, will be amended accordingly.

Rabble One Series B

Rabble One Series B intends to raise $55,000, which will be invested in a note issued by Chinatown Soup, a charitable corporation in New York City, New York. The minimum offering amount is $55,000.

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The following table sets forth the use of proceeds for the Series B Unit offering, in order of priority, assuming the minimum and maximum proceeds are obtained. There is no assurance that we will raise the full $55,000. The scenarios below are for illustrative purposes only and the actual amounts of proceeds, if any, may differ.

	Minimum	Maximum
Units sold	550	550
Gross proceeds	$55,000	$55,000
Offering expenses(1)	5,000	5,000
Selling commissions & fees(2)	—	—
Net proceeds	$50,000	$50,000
Café preparation expenses	$50,000	$50,000
Other working capital	—	—
Total use of proceeds	$50,000	$50,000

(1) These costs assume the costs related to preparing the offering statement as well as those costs related to the services of a transfer agent, our financial statements and our legal costs ($5,000).

(2) We do not intend to pay selling commissions or fees. In the event that we enter into an agreement with a licensed broker dealer, the offering statement, of which this Offering Circular forms a part, will be amended accordingly.

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PLAN OF DISTRIBUTION

The units being offered in this offering are self-underwritten and are being offered and sold by Rabble pursuant to this Offering Circular. The units will be offered and sold only by Rabble and our associated persons and will not be offered or sold by any broker-dealer, promotor or other financial intermediary. In conducting this offering, the associated persons of Rabble intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. Rabble was organized to promote impact investing. Rabble is not a registered broker-dealer, an investment adviser or a funding portal. Rabble does not participate in securities offerings made in reliance on Securities Act Section 4(a)(6) and Regulation Crowdfunding. All offering activities will be conducted using Rabble’s web platform. Rabble will not make any sales prior to this offering statement being qualified.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download from Rabble’s web platform, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase units, a prospective investor must electronically complete, sign and deliver an executed subscription agreement, and submit the subscription amount through SynapsePay in accordance with the instructions provided therein. The offering of units of one series is not dependent upon or contingent on the offering of units by the other series. Each offering will remain open from the date on which the offering statement is qualified and for a period of [●] days. Rabble will not process or handle any subscription agreements or investor funds. All investor funds will be made through SynapsePay into an escrow arrangement established for the benefit of the investors with a national bank. Funds will be released from the escrow account only once the specified subscription amount is reached. If the offering fails, investor funds will be returned promptly by SynapsePay, without interest.

This is a Tier 1 Regulation A offering. Subscriptions and subscription amounts will be accepted only from investors that are residents in the states in which the offering has been approved. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a resident of the applicable state. Investments will be processed on a first-come, first-serve basis.

There is currently no trading market for the units and no trading market is expected to ever develop. As a result, investors should be prepared to retain their units for as long as the units remain outstanding and should not expect to benefit from any unit price appreciation.

In compliance with Rule 253(e) of Regulation A, we will revise the offering statement, of which this Offering Circular forms a part, during the course of the offering whenever information herein has become false or misleading in light of existing circumstances, material developments have occurred, or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide update financial statements and shall be filed as an exhibit to the offering statement, of which this Offering Circular forms a part, and be requalified under Rule 252 of Regulation A.

Determination of Offering Price

Our offering price is arbitrary with no relation to the value of Rabble One or any particular series. Since the units are not listed or quoted on any exchange or quotation system, the offering prices of the units were arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history and the general condition of the securities market. It does not necessarily bear any relationship to book value, assets, past operating results, financial condition or any other established criteria of value.

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Subscription Process

Investors seeking to purchase units should proceed as follows:

•	Read this entire Offering Circular and any supplements accompanying this Offering Circular.

•	Electronically complete and execute a copy of the subscription agreement.

•	Electronically provide subscription agreement information and any additional information to SynapsePay.

By executing the subscription agreement and paying the total purchase price for the units you are interested in purchasing, which payment is made through the SynapsePay system, you will be deemed to agree to the provisions of the applicable series operating agreement and to the relevant transfer restrictions.

Subscriptions will be effective only upon our acceptance and we reserve the right to reject any subscription in whole or in part.

The specified minimum offering amount for the applicable series must be reached in order for the offering of that series to proceed. Following the date on which the minimum offering amount has been achieved, subscriptions will be accepted or rejected within [●] days of receipt by us. We have until the date that is [twelve] months after the date of this Offering Circular to achieve the minimum offering amount. We will not draw funds from any subscriber until the date we achieve the minimum offering amount or the date your subscription is accepted, whichever is later. If we accept your subscription, we will email you a confirmation.

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DESCRIPTION OF BUSINESS AND PROPERTIES

Overview

Jane Q, Inc., d/b/a Rabble was formed on July 7, 2015 and commenced operations in July 2015. We are an impact investment platform that connects people with projects that aim to create positive social and environmental impact and generate financial return. We allocate funding to social enterprises that seek to: (1) acquire property, rehabilitate a property already owned, or develop a new property to serve a social mission; (2) firms opening or seeking to expand operations that are tied directly to a specific physical space; and (3) provide funding to social enterprises or individuals that are members of underserved communities. Use of funds may cover: adaptive reuse and historic preservation; extensive to minimal renovations to an abandoned building or space; new construction on a vacant or abandoned space; and build out of an existing building or space or working capital for an enterprise. Through our web platform, we aim to connect investors with projects and businesses that are connected to their communities. In turn, enterprises receive mission-aligned capital, investors receive financial return and cities become more vibrant and resilient.

Project Selection

As an impact-investing platform, we intend to cater to individuals who deliberately seek to create a positive social or environmental outcome through their investments. Traditional investment activity occasionally yields positive benefits, i.e., introducing efficiency in the market, reducing the price of a product, or supporting a breakthrough technology. However, such benefits are typically inadvertent outcomes. Investors who use our web platform are “impact-motivated” investors, who intend to achieve social or environmental goals, and assess the contribution of their investment to such goals alongside financial returns.

In order to provide projects that are compelling to impact-motivated investors, we have developed an internal methodology or “theory of impact” based on best practices within the impact investing field. The two core methods for producing positive social and environmental impact in our methodology include: producing impact through a project that strengthens a community; and offering an investment that plays a positive role to the Project team itself. We refer to these two impacts as “Enterprise Impact” and “Investment Impact,” respectively.

“Enterprise Impact” occurs if an enterprise’s product benefits either customers or the environment and/or if their operations benefit neighbors or employees. In order to qualify for positive “Enterprise Impact,” an enterprise must fit into one of Rabble’s four Enterprise Impact themes: (1) the enterprise impacts customers by increasing access to a valuable product or service that improves customers’ quality of life; (2) the enterprise impacts the environment by providing a service that has a net benefit to carbon reduction; (3) the enterprise impacts neighbors by improving or preserving the built environment; and (4) the enterprise impacts employees by creating jobs for an underserved population. “Enterprise Impact” is the traditional type of social and environmental outcome sought and measured by impact investors, commonly referred to as an enterprise’s “impact” or as “portfolio-company level” impact (e.g., JP Morgan Chase Impact Assessment Framework). We adhere to best practices put forward by a number of firms that focus on “impact investments,” including the Global Impact Investment Network, World Economic Forum and other advisory entities that assess, project and measure the impact created by enterprises.

“Investment Impact” occurs if providing capital to the project is “additional” to the enterprise, such that it increases the quantity or quality of the enterprise’s impact beyond what would have occurred without funds raised through Rabble’s web platform. We aim to create positive “Investment Impact” in at least one of the following ways: (1) funds raised through our web platform provide more capital than otherwise would have been invested in the enterprise; (2) funds raised through our web platform offer a form of capital that is more favorable for the enterprise and for which there are limited substitutes; and (3) funds raised through our web platform accelerate project implementation. This concept of “additionality” draws from the International Finance Corporation, where traditional sources of capital are not willing or able to undertake a project on its own. At times, a project may produce returns lower than traditional financing sources typically seek or a project team requires a particular investment type that is unavailable through traditional sources at all or not available in the quantity sought. These situations disproportionately occur for enterprises that create positive impact because they often operate in undercapitalized markets, operate in geographic or industry sectors that are perceived to have low returns and/or have an innovative business model.

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Due Diligence

We conduct a thorough evaluation of a project that seeks to use our web platform, selecting only those projects with viable financial, construction and impact fundamentals. The due diligence process evaluates both the individuals managing the project (the “project founder”) and the investment opportunity (the “project”) seeking capital. We believe our due diligence process adds value to Rabble-approved projects by increasing investor confidence in the project quality and accordingly increasing investor willingness to invest.

We perform due diligence in various categories to assess the viability of projects. These categories include an examination of (1) environmental and social impact, (2) financial risk and project risk and (3) strategic fit of the projects. The initial step of due diligence is to determine whether a project produces a sufficient level of environmental and/or social impact based on the above selection criteria. If a project does not possess the desired environmental and/or social impact characteristics described above, it does not proceed to the financial risk and project risk assessment phases of our due diligence process.  Once a project passes the environmental and social impact phase of our due diligence process, the next step is financial risk assessment and project risk assessment.

The financial risk assessment is a process by which we determine the financial risks and returns associated with a project and whether a project is able to meet its financial projections. Project founders submit financial models showing projections for cash flows and returns. We examine the underlying assumptions and projections and assess the reasonableness of a project to meet projected cash flow characteristics and risk-return profiles. This includes additional stress testing and sensitivity analyses on project cash flows using financial models to gauge the financial strength of a project.

The project risk assessment evaluates the likelihood that a project will be successfully executed. We assess a project’s feasibility by examining a combination of factors such as project objectives, project plan, project team resource availability, projected timeline, and experience of the project founder in achieving similar projects. For real estate-based projects, the project feasibility assessment evaluates the constructability of a development project. We investigate criteria ranging across the proposed project’s scope, budget and schedule. Consideration is given to the perceived difficulty related to obtaining regulatory agency approvals, the scale of construction and complexity of work compared to anticipated costs. In addition, we review the project founder’s qualifications and experience in completing similar projects successfully in the past. The compilation of the project feasibility information supports our determination of whether a project is likely to be achieved on time and on budget.

Finally, a strategic fit check is used to determine the priority and fit of the project given our short-term, medium-term and long-term business objectives such as project focus and sector areas.

Project Focus

Our initial project focus is on urban revitalization. We intend to expand our project focus to include small-scale renewable energy, energy efficiency and infrastructure projects in the near future. Our project criteria include the following:

•	Geography: Transitional urban neighborhoods throughout the United States.

•	Use of funds: (1) Property acquisition and rehabilitation (e.g., preservation of a current use, building or moderate upgrades and repurposing a current space with moderate renovation), or (2) working capital for a business or social enterprise to establish or expand operations (funds may cover lease acquisition, build out and property improvements or general working capital).

•	Focus: Our near term focus includes; expanding access to nutritious food cultivation and consumption; education and the arts; and innovative multi-impact projects that do not fall into these categories.

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•	Investment target size (per project): During the second half of 2016, our investment target size is $350,000 to $750,000, and in 2017, our investment target size will be more flexible and increase $250,000 to $5 million.

•	Maturity: Maturity is flexible and may range between three and seven years, at which point the ownership interest is intended to be liquidated (equity) or the principal is expected to be repaid in full (debt). In some cases, equity products may include contractual mechanisms in order to facilitate an earlier exit for investors.

•	Returns: Investor returns are a composite of dividend income from rent and appreciation upon project exit. Projects, in general, will target a risk adjusted 6% to 12% average cash-on-cash yield over five years with double digit internal rate of return for a five-to seven-year period. In some cases, we may consider projects that fall above or below these targets.

Web Platform

Our web platform connects impact-oriented investors with revenue-generating projects that also produce environmental and/or social returns. We sponsor limited liability companies or series LLCs, like Rabble One, in order to invest in such projects.

Services and Fees

We earn a return from each project we sponsor in exchange for providing services, which include performing project feasibility, impact and financial due diligence, advising on project management and administration, and the project’s use of our web platform and related matters.

Advisory services: We provide customized advisory services to impact-based projects seeking capital, drawing from the risks and opportunities we identified during our due diligence. Our advice is intended to help the project to reduce financial, construction or reputational risks, increase financial return, or expand the potential social or environmental benefits of the project.

Technology services: We charge a technology fee related to the hosting of a project on our web platform, providing certain administrative and payment processing services we render to each project. Our fees will also cover use of SynapsePay, a third-party service provider that manages the distribution of cash flows to project investors.

Legal and accounting services: We are responsible for all upfront legal and accounting expenses at multiple stages, in order to enable a project to raise capital through Regulation A offerings. Legal services include incorporation and formation of a Rabble One series for each project, legal fees related to due diligence and costs associated with negotiating and structuring the investment, preparing the Regulation A offering statement and other related accounting and administrative services.

Rabble One, LLC

Rabble One is a newly formed Delaware series limited liability company, or series LLC. From time to time, Rabble One will designate a new series and offer interests in that series to investors. Rabble One was formed on September 13, 2016 and will commence operations promptly in connection with the offering described herein. Rabble One intends to provide capital to specific investments that: (1) revitalize abandoned or under-utilized properties in Detroit, Michigan; and (2) promote collaborative action towards advancing art, justice, historic preservation and civic engagement in downtown New York City through the construction of a café. Each series of Rabble One will be dedicated to a specific investment.

This is an offering for two separate series: Rabble One Series A and Rabble One Series B. Neither of these offerings are contingent on the success of the other offering; each series is independent of the other. You may choose to participate in Rabble One Series A, Rabble One Series B or both. The offering of each series will be independent of, and not contingent upon, an offering of the other series. Investors in a series will be investing only in the specific investment associated with that series and will have no rights to share in the success of the other series and its associated investment.

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Rabble One Series A

Overview

Rabble One has established a Series A, referred to as Rabble One Series A. Rabble One Series A seeks to raise $535,000. The proceeds raised from the offering of the Series A Units will be allocated to an investment managed by Century Partners.

Century Partners and Rabble One will serve as managers of Rabble One Series A, with Rabble One Series A investors earning a preferred interest of 8% (the “preferred return”) in addition to repayment of principal. After the preferred return is paid, Rabble One Series A investors will receive cash distributions from the proceeds of Rabble One Series A until they exit the investment.

Century Partners is a real estate development and management firm. Since entering the market in August 2014, Century Partners has raised $2.2 million in equity to purchase and rehabilitate over 35 housing units in Detroit, Michigan. Century Partners deploys a concentrated investment strategy with the goal of stabilizing and reinvigorating neighborhoods. Century Partners intends to purchase, rehabilitate, lease, manage, finance, refinance and sell single and multi-family properties in identified areas of “sustainable momentum” near downtown and midtown Detroit, Michigan. The neighborhoods expected to be targeted may include the Boston-Edison District, East English Villa, Hamtramck, Jefferson-Chalmers, and the North End. The properties are to be acquired individually or as a group from government entities, banks, individuals and developers at discounted prices.

The properties will be purchased with cash at target price points of $10,000 to $100,000. Moderate renovations will be conducted at each property with target renovation budgets of $20,000 to $125,000 and target renovation timelines of three to six months. The properties will then be rented and/or sold to a diverse array of individuals with demonstrable income at rental rates sufficient to meet a minimum target IRR of 11% and an ROE of 125%, including rent increases driven by inflation and market conditions. There is no assurance that the IRR or ROE targets will be met. After a portfolio of properties has demonstrated six months or more of consistent cash flows, Rabble One Series A will seek to obtain leverage through bank refinancing of up to 80% of the then-appraised value for each property and seek to return each Series A Unit investor’s pro rata portion of equity principal to the extent possible. There is no assurance that bank financing will be available or that it will be available on attractive terms and conditions. Investors in Rabble One Series A will then retain their pro rata ownership of Rabble One Series A and participate in quarterly cash distributions. See “—Century Partners—Managing Principals.”

The target market consists of neighborhoods near downtown and midtown Detroit and other Detroit neighborhoods that Century Partners determines have been designated as areas where the City of Detroit will funnel economic and political resources, have growing commercial investment and/or artistic capital, are within coverage areas of Detroit’s future public transit network, and are currently safe and/or have a dense high-quality housing stock and neighbors that are actively engaged within their community.

The following neighborhoods are indicative of the key areas of focus for Rabble One Series A:

•	Atkinson Street area in the Boston Edison Historical District: This neighborhood is an area of “sustainable momentum” located within a ten minute drive of downtown Detroit. In the opinion of Rabble and Century Partners, the area is a relatively safe, dense, neighborhood with a strong community of long-term homeowners, as well as numerous blighted and vacant homes.

•	North End area of Detroit: This area has “sustainable momentum” located within a ten minute drive of downtown Detroit. In the opinion of Rabble and Century Partners, the area is a relatively safe, vibrant, artistic neighborhood, within close proximity to Woodward Avenue, which is a major North-South corridor in Detroit.

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Market Opportunity

Century Partners seeks to leverage Detroit’s favorable rental supply and improving economic fundamentals through concentrated residential investment in select “sustainable momentum” neighborhoods. Century Partners deploys a concentrated investment strategy with the goals of stabilizing and reinvigorating neighborhoods. Century Partners believes its concentrated investment strategy, strong local relationships with the communities in which it invests, and the strategic partnerships developed with the city of Detroit and developers will drive rental yields in the intermediate term and accelerate asset values over a five-to ten-year horizon. This strategy focuses on the following five areas:

1. Acquisition Density

Century Partners intends to aggregate homes in the neighborhoods discussed above. By concentrating its property acquisition within these geographic areas, the following efficiencies are sought: (1) increase management/asset servicing efficiencies; (2) directly curate the population/tenor of the neighborhood; and (3) develop strong community-oriented programs to build connectivity between existing and future residents. Century Partners intends to create a destination space by concentrating the properties. Century Partners intends to use the principles of “creative place-making” to create the housing demand necessary to accelerate the trajectory of appraisal values and mortgage market.

2. Favorable Location

Century Partners intends to select optimal locations to capitalize on upward migration from tight supply in downtown and midtown rental markets. The Atkinson neighborhood, for example, is within close proximity to the following destinations: eight to ten minute drive from Ford Field/Comerica Park; five minutes from Wayne State University in midtown Detroit; and close proximity to the Woodward Avenue corridor (the location for Detroit’s M-1 Light Rail Project).

3. Attractive Relative Value

Century Partners believes the neighborhoods have significantly cheaper rents than downtown and midtown Detroit.

4. Favorable Supply Technicals

Currently, we believe there is a constrained supply of rental properties within Detroit. Significant commercial and residential investment in the downtown and midtown areas has increased population density and improved the relative attractiveness of the urban city compared to the suburbs. This shift to metropolitan areas is mainly driven primarily by young residents, ages 25 to 34. Despite a glut of abandoned homes, there remains a shortage of safe, clean rental apartments, particularly in the downtown and midtown areas, which feature occupancy rates above 96%. The constrained rental supply has placed upward pressure on rental prices, compelling more renters to seek cheaper housing in adjacent neighborhoods.

The City of Detroit mandated forced property sales. Post-financial crisis, individuals purchased foreclosed homes at low prices, many of which had been left abandoned and dilapidated due to the unwillingness or inability of the owners to inject additional capital. The City of Detroit, via the City’s Land Bank, has mandated that these buyers make their properties habitable within six months of notification in order to reduce urban blight and increase habitable housing stock. Also, Detroit’s bankruptcy plan was officially approved in November 2014, and an attractive entry point exists now to acquire discounted assets prior to increased institutional investor focus.

5. Favorable Pull Factors

•	Availability of inexpensive property.

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•	Revitalized downtown as companies, such as Quicken Loans Inc., Lear Corporation, Shinola and Compuware Corporation, relocate to the urban center.

•	Strong university presence, including Wayne State University and satellite campuses for University of Michigan and Michigan State University.

•	High quality and growing medical community: both Henry Ford Hospital and Detroit Medical Center continue to invest in new services, spurring job growth.

•	Central geographic location within the United States: Detroit is located near the border with Canada, and is within a four-hour drive from major “rust belt” cities such as Chicago, Cleveland, Cincinnati and Pittsburgh.

•	International airport: According to its website, the Detroit Metropolitan Airport served more than 33 million passengers in 2015, and is a major Delta Air Lines hub.

•	Cultural assets that include the Detroit Opera House and Detroit Institute of Arts.

•	Strong professional sport franchises that include the Detroit Lions NFL football team, the Detroit Tigers MLB baseball team and the Detroit Red Wings NHL hockey team.

Use of Proceeds

With the proceeds from the offering of Series A units, Century Partners will purchase approximately ten to fifteen units of property for inclusion in Rabble One Series A. Once the minimum offering amount of $350,000 from the offering of Series A Units, Century Partners will release these funds for use in making renovations and additional property purchases for Rabble One Series A. Century Partners will continue to identify, evaluate and acquire properties meeting the qualities specified above.

Fees and Other Compensation

Century Partners will receive a management fee of 2% of the equity principal amount and a preferential distribution from Rabble One Series A after investors have received a return of their equity principal, as specified below in “—Projected Returns.” Century Partners’ management fee is fixed and does not depend on the profitability of Rabble One Series A. In addition, Century Partners or one or more of its affiliates may receive fees and other compensation for providing services to projects that Rabble One Series A may be associated with, including fees and other compensation associated with purchasing, rehabilitating, leasing, managing, refinancing and selling the properties, which will not depend on Rabble One Series A’s profitability or performance.

Rabble will charge a fixed fee of $5,750 per year for the duration of Rabble One Series A. We also charge a one-time fee of $32,000 for advisory services, due diligence services, legal and accounting expenses to Century Partners as described in the section above entitled “—Services and Fees.” Our fees are fixed and do not depend on Rabble One Series A’s profitability.

Century Partners

Since entering the Detroit metropolitan market in August 2014, Century Partners has raised $2.2 million in equity to purchase over 35 housing units concentrated within two Detroit neighborhoods: Atkinson Street and the North End. As of July 2016, Century Partners has renovated the 35 housing units under its Detroit Real Estate Value Fund I, LLC. All housing units are located within the Atkinson Street area and the North End area. The current portfolio is yielding approximately $310,000 gross rental cash flow per annum as of November 2016.

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Competitive Strengths: Century Partners has a number of competitive strengths that we believe will help it in managing Rabble One Series A and its properties successfully:

•	Tenant acquisition: Century Partners seeks to extend leases to individuals who will contribute positively to building strong and vibrant communities. To attract such tenants, Century Partners offers high quality renovations, amenities, such as stainless steel appliances, security systems, washer dryer access, efficient payment options through an online offering and responsive management.

•	Use of technology: Century Partners seeks to use technology to lower acquisition costs, market apartments and manage homes. Century Partners operates a portal that allows users to view rental offerings, submit applications, make direct inquiries, submit maintenance requests and pay rent each month.

•	Construction partnerships: Since moving to Detroit in February 2015, Century Partners has developed partnerships with seven independent general contractors that service the Detroit area, as well as several sub-contractors that focus on electrical, plumbing and heating, ventilation and air conditioning (HVAC) systems. These partnerships allow Century Partners to secure fair and/or discounted pricing on services and equipment as well as the human labor necessary to renovate homes in scale within an efficient time frame. Such firms include S&L Carpentry LLC., Daco Construction Inc., Melvin Jackson Construction, RBC, KJ’s Plumbing, Benton Electrical Services, Ted’s Electric and Arctic Summer Heating & Cooling.

•	Local expertise and community partnerships: Century Partners has partnered with several community development corporations with broad local and gross reach in the target neighborhoods, including Rebound Detroit and Central Detroit Christian.

Managing Principals: Rabble One Series A is managed by Century Partners through its managers, Wilbur Colom, Andrew Colom and David Alade.

•	Wilbur Colom is the founder and Senior Partner of the Colom Law Firm, and a nationally-recognized trial lawyer. In addition, Mr. Colom is President of Genesis Realty Company, whose holdings include the tallest office business tower in northern Mississippi and over 400 apartment units. Through his involvement with MCT Investors, he has been a pioneer in establishing satellite telephone systems throughout Central Asia. Mr. Colom is President of the International Housing Finance Corporation, a newly created company that specializes in financing affordable housing in Africa. He is also the founder and majority owner of the Nashera Hotels chain in Tanzania.

•	Andrew Colom is currently the Managing Partner of Century Partners. He is also the co-owner of CK Realty, LLC, which owns and manages over 200 market and affordable single and multi-family housing units in Mississippi. He is also Vice Chair of the Columbus Redevelopment Authority and Chairman of the Columbus, Mississippi Utility Board. Mr. Colom has experience raising financing with Fannie Mae, Freddie Mac and local community banks.

•	David Alade is currently the Managing Partner of Century Partners. Previously he was a Vice President at a large bulge-bracket investment bank based in New York City, executing principal financing, term disposition, warehouse financing, capital disposition and equity capital-raising transactions. Mr. Alade was also an Associate in the Securitized Products Origination Group at Barclays Capital. Mr. Alade possesses expertise in asset valuation, quantitative modeling and risk disposition strategies across a broad range of consumer and commercial asset classes.

Projected Returns

Century Partners has estimated a pre-tax return for an investment in Rabble One Series A. The projections are estimates only and actual results can vary, perhaps materially. Rabble One Series A’s returns are generally taxable to investors as ordinary income or loss for allocations related to operating income and capital gains or losses upon a sale of Series A Units. There will be a 24-month cash flow lockout period for equity investors ending [November 2018] (the “Lockout Period”) then property cash flows will be distributed according to the following priority of payments:

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1.	Debt service, to the extent there is debt outstanding on the properties.

2.	Century Partners’ management fee equivalent to 2% of the equity principal amount.

3.	Operating and administrative expenses (i.e., insurance, security, taxes, maintenance costs, construction management costs, etc.).

4.	A cash reserve fund sized to cover three months of outstanding debt payments, to the extent there is debt outstanding and expected maintenance expenses.

5.	On a quarterly basis, a required preferred interest return to Series A Unit investors in an amount equivalent to 8% of the amount of equity principal then outstanding, calculated on an annualized basis.

6.	On a quarterly basis, repayment of the equity principal to investors, to the extent there is any outstanding, subject to the Lockout Period.

7.	On a quarterly basis, after the equity principal has been repaid in full, 50% of the remaining property cash flows will be distributed to Series A Unit investors, pro rata based on ownership interest in Rabble One Series A, and 50% will be distributed to Century Partners, subject to the Lockout Period.

Projected Financial Information

The following are projections that were prepared by Century Partners to forecast the anticipated net profit and return on equity at the end of Rabble One Series A’s first six years of operation based upon a number of assumptions that are described below.

Estimated Internal Rate of Return (IRR) and Return on Equity on Asset
(with asset leverage)
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Capital Contribution ($)	$500,000.00	—	—	—	—	—
Gross Cash flow ($)	$31,542.50	$193,071.49	$199,828.99	$206,823.00	$214,061.81	$245,640.85
Net Cash flow ($)	$(329,664.81)	$454,261.73	$84,156.54	$87,293.26	$90,380.28	$0.00
IRR (%)	—	—	—	—	—	16.54%
Return on Equity (%)	—	—	—	—	—	150.38%

Estimated Internal Rate of Return (IRR) and Return on Equity on Asset
(without asset leverage)

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Capital Contribution ($)	$500,000.00	—	—	—	—	—
Gross Cash flow ($)	$63,315.00	$112,106.03	$116,029.74	$120,090.78	$124,293.95	$142,630.17
Net Cash flow ($)	$(33,918.28)	$15,991.89	$17,835.24	$19,656.56	$21,449.02	$910,510.93
IRR (%)	—	—	—	—	—	12.91%
Return on Equity (%)	—	—	—	—	—	151.83%

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Assumptions

Following is a brief description of the principal assumptions that were used to prepare the projections above.

Asset assumptions
Number of assets	15.5
Average purchase price ($)	15,000.00
Construction costs/assets ($)	40,000.00

Average monthly rental income/asset ($)	1,000.00
Average construction/rental interval (months)	11

Rental cash flow step-up per annum	3.50%
Home appreciation ratio per annum	7.00%
Asset disposition	End of Year 6
Return on equity discount rate	5.00%

Cost/Expenses (% of appraised asset value, applied monthly)
Admin/maintenance	1.80%
Property taxes	2.80%
Insurance	2.80%

Leverage metrics
Term	15 years
Interest rate	6.50%
LTV	80% of appraised value
Demonstrated rental cash flow prior to obtaining leverage	6 months
Mortgage closing costs	4.00%

These projections have been presented to assist you in making your own evaluation of an investment in Rabble One Series A and do not purport to be all-inclusive or to contain all of the information that you may consider material or desirable in evaluating an investment in Rabble One Series A. You should perform your own independent investigation and analysis and consult your own financial, tax and legal advisers in order to ensure that you have the information you consider material or desirable in making your informed decision.

Furthermore, statements in this Offering Circular not comprised of historical facts are forward-looking statements. These statements relate to current expectations, estimates and projections and are not a guarantee of future performance and involve known and unknown risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate.

The projections contained herein reflect numerous estimates and assumptions made by Century Partners with respect to industry performance, general business, economic, regulatory, market and financial conditions, actions by current or future competitors, and other future events, as well as matters specific to Rabble One Series A, all of which are difficult to predict and many of which are beyond Rabble One Series A’s control. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective financial information, including, but not limited to, Rabble One Series A’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in other disclosures in this Offering Circular. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The prospective financial information covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by Rabble One Series A’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Rabble One Series A’s control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The prospective financial information does not take into account any circumstances or events occurring after the date they were prepared. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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For a more detailed discussion of Rabble One Series A’s risks and uncertainties, see the section entitled “Risk Factors—Risks Related to Rabble One Series A.”

Rabble One Series B

Overview

Rabble One Series B intends to raise $55,000. The offering proceeds will be invested in a three-year, 12.50% note issued by Chinatown Soup, a charitable corporation that operates a storefront gallery and studio space at 16B Orchard Street, New York, New York.

Chinatown Soup’s mission is to advance art, justice, historic preservation, and civic engagement in the Lower East Side and Chinatown neighborhoods of New York City. Chinatown Soup provides emerging artists with gallery exposure, hosts artist residencies, offers studio space, and presents public programming that is committed to local communities. Chinatown Soup intends to utilize the proceeds from the issuance of the note to Rabble One Series B to add a full service café to the gallery space it currently leases at 16B Orchard Street. Proceeds from the issuance of the note will cover start-up expenses that include construction, equipment and inventory costs related to the café build out. Interest payments will be made quarterly during the first year, followed by four quarterly payments of interest and amortized principal.

Market Opportunity

The café will be designed as a space that invites the Lower East Side and Chinatown communities to share in creativity, diversity and unexpected encounters made possible by both the food and art worlds. While there are numerous cafés in the Lower East Side and Chinatown neighborhoods, Chinatown Soup’s café will stand apart with its (1) unique operating hours and broad target demographic, (2) inclusive design and menu, (3) high quality products at reasonable prices, (4) arts focus, (5) favorable location and (6) employment of local artists.

1.	Target demographic and operating hours

The target demographic of the café includes creative professionals, a subset of millennials known as the “slash generation” (i.e., those who hold multiple jobs spanning creative and service industries), first-wave artist residents and elderly Chinese residents. The café’s operating hours will be 10:00 A.M. to 9:00 P.M. to match the hours of its target patrons. While there is high demand for coffee prior to 10:00 A.M., Chinatown Soup believes that demand is currently met. Construction and city workers along with local Chinese families and business owners tend to purchase their coffee from early morning cafés flanking Sara Delano Roosevelt Park, priced at less than $1.00 per serving.

2.	Market differentiation – Purposeful inclusivity

The café seeks to create an inclusive ambience to combat the alienating effects that accompany traditional art spaces. Chinatown Soup recognizes that coffee shops that have opened within the past five to ten years in the Lower East Side often reflect the tastes of young, affluent newcomers to gentrifying areas searching for something authentic. For neighborhoods in transition, these new spaces often alienate long-standing residents by fortifying socioeconomic rifts that exist between themselves and newcomers. In response, Chinatown Soup’s café will be designed to blend into its surroundings and give back to the people it serves. With a menu that sources an eclectic product mix characteristic of neighborhood tastes, featuring artisanal espresso drinks, Chinese loose-leaf teas and signature snacks provided by local chefs on a pop-up basis, Chinatown Soup seeks to become an inclusive space that brings people of diverse backgrounds together.

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3.	Market differentiation – Integration with and support for the arts

The creative mission of Chinatown Soup positively differentiates the café from similar local cafés within a five minute walk that are aesthetically conscious and target similar demographics. The café will provide a unique and attractive incentive for individuals to patronize the café because the revenue supports Chinatown Soup’s creative activities and services for emerging artists and local non-profit organizations. Furthermore, the café will integrate the arts through café-centric programs, such as tea ceremonies and supper clubs that deepen engagement with the menu and popularize the café beyond typical opening hours. While Chinatown Soup expects that the value of its products and café experience will be sufficient to attract its target customers, it projects that its mission will serve as an additional business driver.

4.	High quality products and experience at or below market price

The Chinatown Soup café will be the only establishment within a ten-block radius that provides specialty loose leaf teas within a café context at or below $4.00 per serving. While there are several establishments that provide tea in a sit-down, aesthetically pleasing environment, they tend to provide comparable tea at a higher price point, or a lower quality product at a comparable price. Similarly, Chinatown Soup will offer coffee and espresso-based drinks at a quality level and price that is comparable to most coffee-vending establishments within the ten-block radius, at $3.50 to $4.50 per serving. At this price point, Chinatown Soup believes it will attract a wide variety of customers, including artists who commute to and from the Bushwick neighborhood of Brooklyn, where coffee averages $3.50 per serving, as well as tourists who frequently explore the Lower East Side area.

5.	Favorable location

The Chinatown Soup café will be located in a densely populated residential neighborhood with significant day and night foot traffic. Chinatown Soup anticipates that the current level of pedestrian activity is sufficient to support its sales targets. Additionally, this favorable location is projected to improve in the near future. Following the opening of a new art house movie theater in March 2016 directly east of Chinatown Soup on Ludlow Street, surrounding development within the next three years will introduce more galleries, restaurants, hotels and office space. These developments would be enhanced by a potential landmark re-districting of the Orchard Street block between Canal and Hester Streets, which was submitted by a petitioning committee as the “Orchard Street Historic District,” the rising popularity of the almost-finished Lowline underground park and the opening of Essex Crossing, a $1.1 billion planned mixed-use development a few blocks away from Chinatown Soup. Chinatown Soup anticipates that these developments will jointly increase foot traffic exponentially in the immediate proximity of Chinatown Soup.

6.	Employee loyalty and retention

The café will support the growth and development of art collective activities by assuming the role of primary revenue generator for Chinatown Soup and provide jobs to Chinatown Soup’s artists-in-residence.

Use of Proceeds

Proceeds from the issuance by Chinatown Soup of the note to Rabble One Series B will cover start-up expenses that include construction, equipment and inventory costs related to the café build out. The build-out and renovations required for café operations involve plumbing, lighting, storage, seating and aesthetic modifications. The scope of work entails the following:

•	Plumbing: The following plumbing equipment will be installed; (a) code compliant copper tubing in the preexisting three-compartment sink; (b) a floor sink; (c) waste piping to tie into the existing bathroom sanitary riser; and (d) a waste pipe vent into the existing bathroom venting.

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•	Lighting: Light fixtures will be secured and replaced, excluding fixture relocations and excluding switches, occupancy sensors and other elements. Alterations to less than 20% of the existing lighting will not require an energy compliance permit.

•	Furniture and equipment: The following items will be purchased and installed onsite: (a) café equipment, including an espresso machine, refrigerator, coffee grinder, espresso grinder, ice machine and refrigerator; (b) bench seating for up to ten persons; (c) merchandise display; and (d) café shelving. Additional furniture will be sourced from the Materials for the Arts Warehouse, a non-profit organization that provides free items to its members.

•	Architectural and general conditions: The following architectural and general condition improvements will be made: (a) floor tile will be replaced; (b) ceiling tiles will be upgraded; (c) an exterior neon-sign will be installed; and (d) a green wall will be installed onsite.

Hard Costs
Design	$0.00
Permitting and expediting	$7,900.00
Furniture and equipment	$20,963.00
Plumbing	$4,850.00
Lighting	$290.00
Architectural/General conditions	$8,497.00
Special inspections	$2,500.00
Contingency	$5,000.00
Total Hard Costs	$50,000.00

Soft Costs
Development fee	$0.00
Leasing fee	$0.00
Architect’s fee	$0.00
Interest and carry costs	$0.00
Insurance	$0.00
Total Soft Costs	$0.00

Total Development Costs	$50,000.00

Projected Returns

Rabble One Series B intends to invest all of the proceeds raised in the offering of Series B Units in a three-year note bearing 12.50% interest on a principal amount of $50,000 issued by Chinatown Soup. Holders of Series B Units will receive quarterly interest-only payments for the first 12 months, followed by quarterly interest and amortized principal payments for the following 24 months.

Fees and Other Compensation

Rabble will charge Chinatown Soup a one-time fixed fee of $5,000 for project administration services, advisory services, technology services and legal and accounting expenses as described in the section above entitled “—Services and Fees.” Our fees are fixed and do not depend on Rabble One Series B’s profitability.

Chinatown Soup

Mission and Activities: The mission of Chinatown Soup is to advance art, justice, historic preservation and civic engagement in the Lower East Side and Chinatown neighborhoods of New York City.

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Chinatown Soup provides the following services:

1.	“The Gallery” offers emerging artists an affordable opportunity to have their work seen in a prime gallery space in the dense and commercially thriving district of the Lower East Side in downtown Manhattan. Artists using “The Gallery” keep 100% of proceeds from their art sales. Rent for “The Gallery” is set on an affordable, flat-fee basis (no revenue-split between gallery and artist) to attract and nourish emerging and undiscovered talent.

2.	“The Studio” offers dedicated workshop space and storage for emerging artists for less than $300 per month. There are no similar spaces in downtown Manhattan available to artists at this price point. “The Studio” program also includes career support for emerging artists by offering a network of “creative networking” events and introductions for artists to support the advancement of their work.

3.	As a performance and event venue, Chinatown Soup rents the Gallery to private organizations, corporations and individuals for hosting events, launch parties and retreats. Chinatown Soup has hosted events by arts-based organizations such as Brooklyn Collage Collective, publications such as Interview Magazine and Huffington Post for photoshoots and presentations and occasionally local chefs for temporary “pop up” events.

4.	The café is anticipated to open in Spring 2017 and is intended to support the growth and development of artistic activities by serving as the primary revenue engine for Chinatown Soup and will provide paid part-time positions to artists enrolled in The Studio’s artist-in-residence program. Chinatown Soup intends to develop the café so that it blends into the neighborhood by offering products that reflect the eclectic tastes of residents of the neighborhood, which include creative professionals, “the slash generation,” first-wave artist residents and the elderly Chinese.

Operating History: Chinatown Soup is a registered New York State charitable corporation as defined in Section 102(5)(a) of the New York Not-For-Profit Corporation Law. It has one office in New York City, which serves as its headquarters. It was established in October 2014 and since its inception, Chinatown Soup has provided the following creative programming and services:

•	Chinatown Soup has hosted 32 visual art and performance exhibitions, of which 18 exhibitions featured multiple artists.

•	123 artists and art-based organizations have exhibited their work at Chinatown Soup while three theater troupes have utilized Chinatown Soup for performance space.

•	Artists from 14 nations have exhibited work at the Chinatown Soup gallery. Represented countries span East Asia (South Korea, Japan and China), Africa (Burundi), the Caribbean (the Dominican Republic), Europe (France, England, Bulgaria and Spain), the Middle East (Israel), North America (USA, Canada and Mexico) and Australia.

•	Approximately 19,000 individuals have attended an exhibition at Chinatown Soup; 9,200 people have attended an event hosted by a third party; and 1,270 have attended a creative programming event.

•	Chinatown Soup has provided below-market rate dedicated workshop space for seven emerging artists through its artist residency program since May 2016. The organization has saved the artists a total of $14,000 in averted workshop rental expenses during a four-month period, compared to similar dedicated, private workshop spaces. The residency program will also provide the artists free access to dedicated exhibition space valued at $7,000; and the total per person value of the residency program and cost averted per emerging artist is $3,000.

Key Personnel: The management and advisor team of Chinatown Soup is comprised of individuals with experience ranging from art gallery curation, community advocacy, social finance, law and urban theory.

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•	Michelle Marie Esteva, founder and Director of Chinatown Soup, is responsible for program curation and development. Ms. Esteva is a native New Yorker committed to sharing the city’s stories through Chinatown Soup. She holds an interdisciplinary, philosophy-focused B.A. with a minor in Environmental Studies from New York University’s Gallatin School of Individualized Study, where she completed a master’s program in urban planning with a concentration in digital cartography. Democratizing access to the arts through tech tools and archival research inform, Ms. Esteva acts as the curatorial eye for projects at the Chinatown Soup Gallery, which is designed to inspire creative engagement with neighborhood life and showcase emerging artists.

•	Nick Kirby is an Advisor to Chinatown Soup. Mr. Kirby brings his expertise as Stumptown Coffee’s senior Sales Manager to train Chinatown Soup’s staff in the art of coffee from a maker and managerial perspective.

•	Elliot Avi Gitler is an Advisor to Chinatown Soup. Mr. Gitler is the founder and owner of Chinatown Soup’s big brother gallery called “Gitler &____,” which is located in the Washington Heights neighborhood of New York City. Since Chinatown Soup began, Mr. Gitler has provided Chinatown Soup’s managing team with the templates and professional insights they need to craft an independent and cutting-edge gallery operation.

•	Catjia Rehkamp is an Advisor to Chinatown Soup. Ms. Rehkamp is a Lower East Side native, documentary photographer, and Morgan Stanley financial advisor, where she has spent nine years as a participating member of the Environmental and Social Finance Forum dedicated to promoting sustainability awareness. She has been honored by Cooper Union for her outstanding community achievements and advises Chinatown Soup on a variety of matters related to our social good initiatives.

•	Peter Rajsingh is an Advisor to Chinatown Soup. Mr. Rajsingh has taught at New York University since 1991, where he currently teaches at the Gallatin School of Individualized Study, the Stern School of Business and the College of Arts and Science. His areas of specialty are finance and social theory, corporate governance, business ethics and professional responsibility, U.S. constitutional law and social and political philosophy.

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REGULATION

Our business practices and projects and those of any Rabble entity are subject to regulation by numerous federal, state and local authorities including but not limited to the following:

U.S. State and Federal Securities Laws

The units offered hereby are “securities,” as defined in the Securities Act and under state securities laws. The Securities Act provides, among other things, that no sale of any securities may be made except pursuant to a registration statement that has been filed with the SEC, and has become effective, unless such sale (or the security sold) is specifically exempted from registration. State securities laws have analogous provisions.

The units being offered hereby have not been registered under the Securities Act. Neither the SEC nor any state securities commission or regulatory authority approved, passed upon or endorsed the merits of this offering. The offering and proposed sale of the units described herein shall be made pursuant to an exemption from registration with the SEC pursuant to Regulation A, and shall only be offered in states in which the registration of the offer and sale of the units has been declared effective.

Environmental Regulations

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities with respect to some properties, and may therefore adversely affect us specifically, and the real estate industry in general. Our failure to uncover and adequately protect against environmental issues in connection with the target purchase of real estate may subject us to liability as buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. We may be held liable for such costs as a subsequent owner of such property. Liability can be imposed even if the original actions were legal and we had no knowledge of, or were not responsible for, the presence of the hazardous or toxic substances. Further, we may also be held responsible for the entire payment of the liability if we are subject to joint and several liability and the other responsible parties are unable to pay. We may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner that could adversely affect us.

Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos containing materials (“ACMs”), when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against us for personal injury associated with ACMs.

Americans with Disabilities Act

Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Our projects must comply with the ADA to the extent that they are considered “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in public areas of properties where such removal is readily achievable. We believe that our projects are or will be in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA after completion of the redevelopment. In addition, we will continue to assess our compliance with the ADA and to make alterations to our projects as required.

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Investment Company Act of 1940

Each series of Rabble One intends to conduct its operations so it is not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Each series intends to rely on the exclusion from the definition of an investment company under Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in [the business of]... purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.”

Other Laws and Regulations

We are required to operate our projects in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our projects. We are also required to comply with labor laws and laws which prohibit unfair and deceptive business practices with consumers. Our projects will also be subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning fair housing and real estate transactions in general. These laws may result in delays if our projects are re-developed. Additionally, these laws might cause us to incur substantial compliance and other costs. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on its ability to pay dividends to shareholders at historical levels or at all. We are currently registered as a foreign limited liability company in the District of Columbia. We may suffer adverse consequences if such registration was revoked or suspended.

Employees

Rabble currently employs seven people. Rabble One will not have any employees. Employees of Rabble will provide all administrative and managerial services to Rabble One Series A and Rabble One Series B.

Legal Proceedings

Although we and Rabble One may, from time to time, be involved in litigation and claims arising out of our respective operations and project properties in the normal course of business, neither we nor Rabble One are a party to any litigation or governmental or other proceeding that we believe will have a material adverse impact on our or Rabble One’s financial condition or results of operations.

Properties

None.

Material reclassification, merger, consolidation or purchase/sale of significant amount of assets

None.

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PLAN OF OPERATIONS

Overview

Rabble is an impact investing platform that connects people with real estate-based projects that improve society and generate a financial return. We use Regulation A in order to enable anyone to invest in social enterprises that seek to: (1) acquire property, rehabilitate a property already owned or develop a new property to serve a social mission; (2) open new businesses or to expand operations that are tied directly to a specific physical space; and (3) provide funding to social enterprises or individuals that are members of underserved communities. Through Rabble, people can invest in projects that align with their values and interests. Use of funds may cover: adaptive reuse and historic preservation; extensive to minimal renovations to an abandoned building or space; new construction on a vacant or abandoned space; and build out of an existing building or space or working capital for an enterprise. Through the platform, Rabble aims to connect investors with projects and businesses that are connected to their communities. In doing so, these social enterprises receive mission-aligned capital, investors receive financial returns and cities become more vibrant and resilient.

Rabble is not a broker-dealer, funding portal, investment adviser or finder. Our web platform serves as a facilitator between project founders and backers (project investors), and we select, structure and manage real asset-related projects on behalf of the project investors. We receive applications from enterprises that seek capital for for-profit, impact-focused ventures in U.S. cities. We conduct an evaluation of each application to ensure the feasibility of the projects being proposed. Projects that are intended to deliver economic, environmental and/or social returns are the types of projects Rabble likes to support. We, therefore, also quantify the environmental and social benefit of each proposed project. As a final part of our evaluation, we also consider the project team’s experience and track record. Strong projects require strong teams, and we look for those with the greatest potential for success. However, Rabble does not make investment recommendations or provide any advice as to the sustainability of any investment opportunity.

Once an application is selected, we help structure and facilitate the project through our web platform. As the project generates revenues, we ensure that investors receive their returns. We also measure the social and environmental impact of each project and allow investors to track how their contributions assisted in the project reaching its goals. Through the platform, Rabble intends to connect investors with projects and businesses that are connected to their communities.

To get started, investors choose a project on our web platform that resonates with them—one that creates an impact in an area that they are passionate about. This could be a project that supports education in one’s hometown, a project that reduces carbon emissions in the environment, or one that restores a neighborhood cultural landmark. If the project aligns with the investor’s goals and the project is open for investment, then the investor can invest.

Once the project’s funding target is met, the project team receives funding and commences project development. In return, the project investors receive interests in the project proportional to their investment. If a project fails to meet its funding target, funds are returned to the investors.

By investing in a project through our web platform, an investor becomes an investor in that project with a vested interest in the project’s success and receives a portion of the income, if any, that the asset or project generates (such as rental revenue or revenue from energy production). Income earned by an investor is tied only to the specific project they invested in. This income is distributed to the investor’s account on a quarterly basis after the project begins operations. Funds for each project are separate and are not commingled with funds for other projects. This means that an investor’s returns depend solely on the success of the specific project they invested in. After a pre-determined period, an investment may be exited. If the project performed well, the investor may earn additional income from the sale of their share in the project plus appreciation; however, there can be no assurance of a financial return.

Rabble earns revenue from charging a one-time project fee to the social enterprises whose projects we feature on our web platform. This fee covers advisory services, technology services and upfront legal and accounting expenses covered by us. In some cases, we may charge an ongoing fee for technology services. If a project meets certain targets, we will also charge the project founder a fee for services rendered for the project. Fees are not charged to project investors. We receive no transaction-based compensation.

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There is no historical financial information about us upon which to base an evaluation of our performance. We are a development stage company and have not generated significant revenues from our operations. We cannot guarantee that we will be successful in our core business, or in any business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources.

Factors That May Affect Our Operating Results

Sourcing sufficient impact projects

Our success and sustainability relies in part on our ability to source projects for Rabble One that are of sufficient quality and volume. We cannot predict the number or quality of project founders that will seek financing through Rabble in the future. At present, we have received a level of interest from project founders that we believe will be sufficient for us to operate for several years. We also anticipate that the volume of applications will increase once Rabble One launches; however, the extent of this increase is difficult to assess.

We elicit interest from project founders by proactively seeking applications and informing potential project founders of our services. We do so directly through concerted personal outreach from our team to entrepreneurs, and indirectly through networks or organizations which are affiliated with multiple potential project founders. Such networked-entities include Economic Development Corporations, incubators and accelerators, trade associations and community development corporations. Although we continue to meet with these organizations, if macroeconomic, social or economic factors change drastically, the number and quality of firms seeking to utilize our services may diminish.

We also recognize that there are additional threats and constraints to the supply of projects. Project founders’ interest in utilizing our web platform depends largely on the ease and availability of other capital sources. Competition is likely to increase from existing and new platforms, which may offer lower fees, more specialized services or faster speed of financing. The quality and/or number of applications we receive may become insufficient to keep us in operation. The supply of sufficient projects may also be constrained by macroeconomic factors. Further threats are unknown but likely to arise.

Attracting sufficient investor interest in Rabble One’s projects

Attracting sufficient investor interest in projects is fundamental to our success. If a project does not meet its funding target, we do not receive revenue and, therefore, will suffer a financial loss due to the uncompensated costs to us of preparing for an offering of units for the project.

It is difficult to anticipate the level and range with which investors will support projects listed on our web platform. While we expect to discover patterns in investor interest based on the project’s sector, asset class and geography, we recognize that each project bares a unique and idiosyncratic appeal (or lack thereof) to potential investors.

An important factor in generating sufficient investor interest in projects is identifying correctly the target investor and calibrating our marketing efforts to attract such investors. We anticipate a diverse profile of Rabble One investors with respect to affluence, investment level and affiliation with the project (i.e., neighbor, customer or unaffiliated). To reach this diverse subset we will undertake a multi-pronged marketing strategy ranging from industry trade publications to community based advocates to targeted social media advertising. However, a risk remains that despite listing an attractive project, our marketing efforts do not reach the right people and, therefore, project funding target is not met.

Competition from existing and new platforms may threaten investor interest in our projects. This market is expected to become more competitive due to regulatory developments that permit crowdfunding investment platforms to accept investments from non-accredited persons. While we currently are the only firm to provide impact investing through Regulation A offerings, and to do so with a focus on real asset-related projects, there is a risk that other companies could migrate into this space.

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Plan of Operations

Rabble One is a newly formed Delaware series limited liability company, or series LLC. From time to time, Rabble One will designate a new series and offer interests in that series to investors. Rabble One was formed on September 13, 2016 and will commence operations promptly in connection with this offering. Rabble One has established two series that each intends to provide capital to specific investments that: (1) revitalize abandoned or under-utilized properties in Detroit, Michigan; and (2) promote collaborative action towards advancing art, justice, historic preservation and civic engagement in downtown New York City through the construction of a café. Each series of Rabble One will be dedicated to a specific investment. We plan to add new series to Rabble One as we identify new project opportunities that meet our criteria for social and environmental impact and provide attractive and stable returns to investors.

Rabble will manage Rabble One’s day-to-day operations and its portfolio of projects and related activities. We also have the authority to make all of the decisions regarding our projects, subject to certain limitations in our operating agreement and the direction and oversight of our investment committee. We will also provide services on Rabble One’s behalf. See “Description of Business and Properties—Services and Fees.”

Liquidity and Capital Resources

Rabble One will rely on net proceeds from this offering to conduct its proposed operations. As of the date of this Offering Circular, Rabble One has not made any investments, and its total assets consist of approximately $0 in cash. For information regarding the anticipated use of proceeds from this offering, see “Use of Proceeds.”

Financings

Currently, Rabble One has no financing arrangements in place and we can provide no assurance to investors that Rabble One will be able to obtain any financing when required on commercially reasonable terms or at all.

Quantitative and Qualitative Disclosures About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business strategies, the primary market risk which we expect to be exposed to in the future is interest rate risk to the extent we or Rabble One invests in debt securities. We also may be exposed to interest rate changes as a result of any debt we or Rabble One may incur. We expect that some of our or Rabble One’s future debt may have variable interest rates. We may use interest rate caps to manage our interest rate risk relating to our or Rabble One’s future variable rate debt.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Below we provide information regarding the executive officers and significant employees of Rabble. Rabble One will not have any employees, nor will it have a board of managers. Rabble’s employees will provide all administrative and other services to Rabble One.

(a)	Directors, Executive Officers and Significant Employees of Rabble

Name	Age	Title	Term of Office
Umber R. Bawa	30	Chief Executive Officer and Director	May 2015
Katryn Bowe	30	Head of Impact	May 2015
Ted Chang	44	Head of Investments	April 2016
Matt Chiste	40	Chief Technology Officer	November 2015
Dan LoFrisco	33	Director of Projects	September 2015
Erin Bellsey	30	Director of Marketing	August 2016

(b)	Family relationships.

None

(c)	Business experience.

Umber Bawa is the Founder, Chief Executive Officer and sole member of the Board of Directors of Rabble. Before starting Rabble, Mr. Bawa led project finance and strategic initiatives at Spirae, a Colorado-based clean technology firm, from March 2011 to April 2015. There, he oversaw the creation of financial models for renewable-based microgrid and smart city projects, and led smart city initiatives in North America and Europe. Mr. Bawa has experience advising working groups in the clean energy space and served on the NY REV Market & Technology Design Working Groups, participated in the Maryland Microgrid Resiliency Task Force, and contributes to the Rocky Mountain Institute’s eLab (Electricity Innovation Lab). Prior to that, Mr. Bawa focused on international trade and finance issues at the Center for Strategic & International Studies, a Washington, D.C.-based think-tank. He is also a frequent speaker on finance and policy panels in the renewable energy space. Mr. Bawa is a graduate of The Wharton School, University of Pennsylvania.

Katryn Bowe is the Head of Impact of Rabble. Prior to joining Rabble, Ms. Bowe was the Director of Strategic Development at InTrust Global Investments, LLC, a Latin American investment advisory firm focused on renewable energy, from June 2014 to January 2015. At InTrust, she assisted on fundraising strategy, investor relations, and a Mexican Ministry of Energy-funded capacity-building course. From June 2013 to June 2014, Ms. Bowe was an Industry Relations Associate with Emerging Markets Private Equity Association, where she worked on impact investing issues. She also worked as a consultant at the International Finance Corporation (“IFC”), an international financial institution, from May 2013 to June 2013, where she analyzed the IFC’s development impact. From June 2009 to May 2011, Ms. Bowe was a Research Assistant at the Center for Strategic and International Studies, a policy think-tank, where she conducted research for the Project on Global Water Policy. Ms. Bowe received a Masters of Arts from Johns Hopkins School of Advanced International Studies. Ms. Bowe also has a Bachelors of Arts from the University of Pennsylvania.

Ted Chang is the Head of Investments at Rabble. Mr. Chang has over 16 years of combined experience in the financial industry and high-tech industry. He has a background in analyzing real estate backed fixed income trading and investment portfolios for large financial institutions (Fortune Global 500 firms). His previous experiences also include banking regulatory risk capital analysis. Earlier in his career, he built large-scale statistical analysis tools for the high-tech industry. From 1996 to 2010, Mr. Chang held various roles in the high-tech industry, at a regulatory agency and in the financial services industry; during these times, he built statistical analysis tools, assessed risks of financial institutions and analyzed fixed income portfolios. From 2010 to 2011, Mr. Chang was a Vice President at Goldman Sachs Group, Inc., where he was responsible for valuation analysis of mortgage-backed securities and asset-backed securities. From 2011 to 2012, he was a MBS/ABS quantitative manager responsible for quantitative analysis of mortgage-backed securities and asset-backed securities at MF Global. From 2012 to 2013, Mr. Chang was a management consultant at Investance Partners, where he worked on consulting projects for Morgan Stanley. From 2013 to 2015, Mr. Chang was an institutional sales manager for investment products at Yinhua Fund Management Co. Ltd., an investment management firm. Mr. Chang has a Master of Science in Information Networking and a Master of Science in Computational Finance from Carnegie Mellon University. He also has a Bachelor of Science from Colorado State University.

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Matt Chiste is the Chief Technology Officer at Rabble. Mr. Chiste is a serial entrepreneur in the IT field who brings an extensive background in technology startups to Rabble. In 1998, Mr. Chiste co-founded TriActive Technologies, a venture-backed IT startup that developed SaaS solutions, and the IT consulting firms Function1 and Integryst in 2007 and 2009, respectively. For seven years, Mr. Chiste also served as the Worldwide Technical Manager at BEA Systems (later acquired by Oracle), where he advised dozens of public and private sector clients on complex enterprise architecture issues. He also is the founder of Integryst, a WebCenter software development and consulting firm that helps businesses maximize their investment in technical enterprise infrastructure.

Daniel LoFrisco is the Director of Projects at Rabble. Mr. LoFrisco is a professional engineer and project manager with 10 years of experience related to land development and building infrastructure. Mr. LoFrisco leads multi-discipline teams on complex projects to provide engineering plans, permit applications, and construction administration. As Director of Projects for Rabble, Mr. LoFrisco is responsible for due diligence efforts including vetting project feasibility and development team qualifications. In addition, Mr. LoFrisco monitors the progress of the design and construction phases subsequent to project funding. Prior to joining Rabble, Mr. LoFrisco was a project manager at WB Engineers+Consultants, an engineering consulting firm, since June 2009, where he was responsible for directing civil engineering planning and design services. Mr. LoFrisco has a Masters of Engineering from the Stevens Institute of Technology and a Bachelors of Science in Civil Engineering from Penn State University.

Erin Bellsey is the Director of Marketing at Rabble. Ms. Bellsey joined Rabble with a background in digital marketing and brand strategy at top consumer brands. After graduating Phi Beta Kappa from the University of California, Davis, she joined Google from August 2008 to October 2013, where she managed YouTube and Display marketing strategies for retailers, built and trained a local team in Brazil, and co-launched the BrandLab, a digital marketing think tank for brands at YouTube headquarters. After leaving Google, Ms. Bellsey worked on business development projects for Eataly, an Italian food and wine marketplace, from October 2013 to November 2013, and as an MBA Business Development Intern at PayPal, where she identified and analyzed omnichannel growth opportunities for new and existing PayPal customers, from July 2014 to September 2014. Prior to that, Ms. Bellsey led brand strategy for top luxury and tech companies at Millward Brown Vermeer, a marketing consultancy firm, from January 2015 to July 2016. Ms. Bellsey holds a Masters in Business Administration from INSEAD in France.

(d)	Legal proceedings.

None

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Rabble One does not currently have any employees nor does it currently intend to hire any employees who will be compensated directly by Rabble One. Each of the executive officers of Rabble receives compensation for his or her services, including services performed for Rabble One, from Rabble. These individuals will serve to manage Rabble One’s day-to-day affairs and perform other administrative services. Although Rabble One will indirectly bear some of the costs of the compensation paid to these individuals, through fees each Rabble One series pays to Rabble, Rabble One does not intend to pay any compensation directly to these individuals.

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PRINCIPAL STOCKHOLDERS

Rabble One is a newly formed entity and it has not issued any units.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

See “Description of Business and Properties—Rabble One Series A” for descriptions of compensation arrangements for Rabble One Series A and the relationship between Rabble and Century Partners, LLC.

See “Description of Business and Properties—Rabble One Series B” for descriptions of compensation arrangements for Rabble One Series B and the relationship between Rabble and Chinatown Soup.

There are no other material relationships or related party transactions.

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DESCRIPTION OF RABBLE ONE SERIES A UNITS

The Series A Units being offered pursuant to this Offering Circular are units representing limited liability company membership interests in Rabble One Series A. Among others, a Series A Unit will represent the right to receive, subsequent to [January 2019] and subject to any liquidating distributions, a distribution from available cash, after accounting for the reserve and payment of a project management fee to the manager of Rabble One Series A, (the “Series A Available Cash”), a return calculated at a rate of 8% per annum commencing to accrue on the date each contribution of capital to Rabble One Series A is made until such capital contribution is repaid or returned in full. The holders of Series A Units (the “Series A Members”) will have the rights and be subject to the obligations as Series A Members described in the Series A Agreement and the Rabble One, LLC Operating Agreement (the “Master Agreement”), copies of which are attached as Exhibits 2.3 and 2.2, respectively. For a full description of distribution on preferences, see the section entitled “Description of Rabble One Series A Operating Agreement—Distributions.”

Series A Members have no rights to direct or vote on any matter concerning Rabble One Series A and the management of Rabble One Series A’s affairs, including whether or not Rabble One Series A should dissolve. The Series A Units grant holders the right to receive distributions as set forth in the Series A Agreement. See the section entitled “Description of Rabble One Series A Operating Agreement—Distributions.”

Currently, all of Rabble One Series A’s operations are conducted through Rabble and Century Partners, in their capacity as managers of Rabble One Series A. The Series A Units may not be transferred except, among other things, with the consent of the Series A Managers. The transfer or purported transfer of a Series A Unit not made in accordance with the Series A Agreement will not be valid.

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DESCRIPTION OF RABBLE ONE SERIES B UNITS

The Series B Units being offered pursuant to this Offering Circular are units representing limited liability company membership interests in Rabble One Series B. The holders of Series B Units (the “Series B Members”) will have the rights and be subject to the obligations as Series B Members described in the Series B Agreement and the Master Agreement, copies of which are attached as Exhibits 2.4 and 2.2, respectively.

Series B Members have no rights to direct or vote on any matter concerning Rabble One Series B and the management of Rabble One Series B’s affairs, including whether or not Rabble One Series B should dissolve. The Series B Units grant holders the right to receive 100% of distributions from available cash (the “Series B Available Cash”), as set forth in the Series B Agreement. See the section entitled “Description of Rabble One Series B Operating Agreement—Distributions.”

Currently, all of Rabble One Series B’s operations are conducted through Rabble, in its capacity as manager of Rabble One Series B. The Series B Units may not be transferred except, among other things, with the consent of the Series B Manager. The transfer or purported transfer of a Series B Unit not made in accordance with the Series B Agreement will not be valid.

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DESCRIPTION OF RABBLE ONE, LLC OPERATING AGREEMENT

The following is a summary of the material provisions of the operating agreement of Rabble One, also referred to as the Master Agreement. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the laws of the State of Delaware and the entire Master Agreement. All capitalized terms appearing but not defined in this section entitled “Description of Rabble One, LLC Operating Agreement” will have the meanings set forth in the Master Agreement.

General

Currently, all of Rabble One’s operations are conducted through the various series LLCs established in accordance with Article III of the Master Agreement. Rabble One currently has no membership units outstanding. Each series LLC has its own operating agreement and has (A) separate rights, powers, duties and management from each other series LLC and (B) exclusive rights with respect to the property, obligations, profits and losses associated with the series LLC and all proceeds derived therefrom. No debt, liability, obligation or expense of a series LLC will be the debt, liability, obligation or expense of the other series LLC. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a series LLC will be enforceable against the assets of such series LLC only and not against any other assets of Rabble One, generally, or the other series LLC, and none of Rabble One’s debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing will be enforceable against the assets of either series LLC.

Purpose and Business

Except as may otherwise be expressly provided in the operating agreements of the individual series LLCs, Rabble One and each series LLC will have the authority to engage in any lawful business, purpose or activity permitted by law, and each will possess and may exercise all of the powers and privileges granted by law, together with any powers incidental thereto, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the series LLC.

Management, Voting and Governance

Except as otherwise provided in the Master Agreement, all powers of Rabble One will be exercised by or under the authority of, and the business and affairs of Rabble One and implementation of Rabble One’s policies and executive control of Rabble One’s major decisions will be managed by, Rabble, in its capacity as manager of Rabble One (the “Manager”). The Manager will have the right and power to run day-to-day and other affairs of Rabble One and to act as agent for and on behalf of Rabble One, with the power to bind it. With respect to each series LLC, the responsibilities and authorities of their respective managers will be as set forth in their respective series LLC operating agreements. All voting rights and governance rights of the members of each such series LLC will be governed by its respective operating agreement.

Distributions of Cash Flow and Liquidation of Assets

Except with respect to certain situations involving the termination or liquidation of a series LLC, as more fully set forth in the Master Agreement, any distributions of either series LLC will be made to the members associated with the respective series LLC in accordance with such series LLC’s operating agreement.

Allocation of Profits and Losses

The profits and losses of either series LLC will be allocated among the members associated with each respective series LLC in accordance with such series LLC’s operating agreement.

Amendment of the Master Agreement by the Manager

The Master Agreement may not be amended except in writing by the Manager.

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Books, Records and Accounting

The Manager will keep or cause to be kept full and true books and records of Rabble One, including with respect to transactions of each series LLC and the conduct of its business. These books and records will be maintained in accordance with U.S. GAAP, consistently applied, and will at all times be maintained at the principal place of business of Rabble One. The Manager will maintain separate records for each series LLC; the records for each series LLC will account for the assets of each series LLC separately from the other assets of Rabble One or of the other series LLC. Upon reasonable written request, each member associated with a series LLC will have the right, at a time during ordinary business hours, to inspect and copy the books and records of such series LLC for any purpose reasonably related to the member’s interest with respect to the series LLC. The Manager may, to the maximum extent permitted by applicable law, keep confidential from the members associated with a series LLC any information the disclosure of which the Manager reasonably believes is not in the best interest of Rabble One or such series LLC or is adverse to the interests of Rabble One or such series LLC or which Rabble One or the Manager is required by law or by an agreement with any person to keep confidential.

Relationships with Affiliates

Either series LLC may enter into agreements or contracts with the managers of such series LLC, any affiliate of such managers, any member of a series LLC, any affiliate of a member or any agent of the managers or Rabble One itself provided that the agreements or contracts contain substantially such terms and conditions as would be contained in a similar agreement or contract entered into as the result of arm’s-length negotiations with a comparable unaffiliated and disinterested third party.

Conflicts of Interest

Whenever a conflict of interest exists or arises between the Manager and Rabble One, either series LLC or a member, the Manager will resolve the conflict of interest, take the action or provide the terms, considering in each case the relative interest of each party (including its own interest) to the conflict, agreement, transaction or situation and the benefits and burdens relating to the interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Manager, the resolution, action or terms taken or provided by the Manager will not constitute a breach of the Master Agreement, either series LLC operating agreement or of any other duty or obligation of the Manager.

Dissolution

The Manager may dissolve Rabble One without the consent of the members of either series LLC upon any of the following events: (i) the written consent of the Manager; (ii) at any time there are no members of either series LLC of Rabble One, unless Rabble One is continued without dissolution in accordance with the laws of the State of Delaware; (iii) the termination of the last remaining series LLC; or (iv) the entry of a decree of judicial dissolution. Upon dissolution of Rabble One, the Manager will wind up Rabble One’s affairs in accordance with the provisions of the Master Agreement.

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DESCRIPTION OF RABBLE ONE SERIES A OPERATING AGREEMENT

The following is a summary of the material provisions of the Series A Agreement. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the laws of the State of Delaware, the Master Agreement and the entire Series A Agreement. All capitalized terms appearing but not defined in this section entitled “Description of Rabble One Series A Operating Agreement” will have the meanings set forth in the Series A Agreement.

General

Currently, all of Rabble One Series A’s operations are conducted through Rabble and Century Partners, in their capacity as managers of Rabble One Series A. Rabble One Series A currently has no Series A Units outstanding.

Management, Voting and Governance

Except as otherwise provided in the Series A Agreement, the Series A Managers will conduct, direct and exercise full control over all major activities of Rabble One Series A, including all decisions relating to the issuance of Series A Units. The Series A Managers will have the sole power and authority to bind or take any action on behalf of Rabble One Series A, or to exercise any rights and powers granted to Rabble One Series A under the Series A Agreement, the Master Agreement or any other agreement, instrument, or other document to which Rabble One Series A is a party. Except as otherwise required by law, the Series A Members will have no voting rights or governance rights. All actions required to be taken by the Series A Managers will be done solely by Century Partners, provided that the following actions will require the unanimous approval of the Series A Managers: (i) voluntarily declaring bankruptcy or otherwise engaging in insolvency proceedings; (ii) merging, consolidating or entering into any agreement to merge, consolidate with or otherwise combine with any entity; (iii) changing the principal business of Rabble One Series A; (iv) amending, altering or repealing any provision of the Series A Agreement; (v) reorganizing or recapitalizing Rabble One Series A or reclassifying any Series A Units; (vi) entering into or becoming a party to any transaction or series of related transactions with any Series A Manager, officer or employee of Rabble One Series A except transactions resulting in payments to or by Rabble One Series A in an amount less than $1,000 per year in the aggregate to such person; (vii) hiring or changing the compensation of the executive officers or employees of Rabble One Series A with an annual salary greater than $1,000 per year; (viii) declaring, setting aside, paying or making any distribution of assets (whether in cash, securities, property or any combination thereof); (ix) liquidating, dissolving or winding up Rabble One Series A; (x) admitting any new Series A Members or issuing any new Series A Units; (xi) creating or authorizing the creation of any debt security if Rabble One Series A’s aggregate indebtedness would exceed $1,000; or (xii) creating or holding capital stock in any subsidiary that is not a wholly-owned subsidiary or disposing of any subsidiary stock or all or substantially all of any subsidiary assets.

Project Management Fee

Century Partners will receive a project management fee equal to 2% of the total amount of capital raised from the offering of Series A Units, calculated as of December 31 of a given year, payable out of the Series A Available Cash in accordance with the distribution provisions of the Series A Agreement further described herein in the section entitled “—Distributions.”

Preferred Return

Investors in Series A Units will be eligible to receive a “preferred return” that is expected to be equal to an annual internal rate of return calculated with respect to all capital raised from the offering of Series A Units (cumulative and not compounded) equal to 8%. For purposes of calculating the preferred return, all capital contributions and distributions occurring during a given month will be deemed to have occurred on the first day of the month. Such distributions will be made from Series A Available Cash that remains following the payment of the project management fee to Century Partners and the establishment of a discretionary reserve for the payment of operating and administrative expenses of Rabble One Series A, as more fully described in Section 5.2(a) of the Series A Agreement. Payment of the preferred return is further contingent upon Rabble One Series A distributing Series A Available Cash to Series A Members to offset any losses allocated to them in the event Rabble One Series A is operating at a loss. In the event Rabble One Series A does not distribute Series A Available Cash, an investor will neither receive nor be entitled to payment of the preferred return.

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Distributions

Subsequent to [January 2019], Series A Available Cash will be distributed by Rabble One Series A in the following order of priority:

•	First, to a reserve, in the amount to be determined in the sole discretion of the Series A Managers, to be allocated for operating and administrative expenses, including but not limited to, insurance, security, taxes, maintenance costs, construction management costs, accounting, the project management fee to Century Partners, debt service, reserves and any other expenses of Rabble One Series A; then

•	Second, to all Series A Members in order to offset any losses previously allocated to them; then

•	Third, to all Series A Members, pro rata, in proportion to their holdings of Series A Units, until the Series A Members have received the Preferred Return and repayment of their respective capital contributions to Rabble One Series A; then

•	Finally, (i) fifty percent (50%) of the remaining profits will be distributed to the Series A Members in accordance with their respective membership interest in Rabble One Series A, and (ii) fifty percent (50%) of the remaining profits will be distributed to Century Partners.

All tax items generally are allocated to Century Partners in the percentage of its preferential distribution from Rabble One Series A, and the balance among all Series A Members in proportion to their holdings of Series A Units. Century Partners and the principals of Century Partners may or may not participate as an investor in Rabble One Series A. If Century Partners and/or the principals of Century Partners participate as an investor in Rabble One Series A, then they will share in these distributions the same as all other Series A Members, except as otherwise specified. Although Rabble One Series A does not intend to make distributions in kind, the Series A Managers may cause Rabble One Series A to make distributions of property of Rabble One Series A in kind.

Liquidating Distributions

The proceeds of liquidation of Rabble One Series A will be distributed in the following order and priority:

•	First, to creditors of Rabble One Series A, including the Series A Members who are creditors, to the extent otherwise permitted by law, in satisfaction of all debts, liabilities, obligations and expenses of Rabble One Series A, including, without limitation, the expenses incurred in connection with the liquidation of Rabble One Series A; and

•	Second, to the Series A Members in the same manner as set forth herein in the section entitled “—Distributions,” with such distributions to be made by the end of the fiscal year of Rabble One Series A during which the liquidation occurs.

Allocation of Profits and Losses

Except as otherwise provided in the Series A Agreement, profits and losses of Rabble One Series A will be allocated among the Series A Members in a manner such that the balance of each Series A Member’s capital account immediately after making such allocation is, as nearly as possible, equal to (a) the distributions that would be made to such Series A Member if Rabble One Series A were dissolved, and the net assets of Rabble One Series A were distributed to the Series A Members in accordance with Section 5.2(c) of the Series A Agreement, minus (b) such Series A Member’s share of any “partnership minimum gain” as defined in Treasury Regulations §§ 1.704-2(b)(2) and 1.704-2(d) and any “partner nonrecourse debt minimum gain” as defined in Treasury Regulations §§ 1.704-2(b)(2).

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Exculpation and Indemnification of Managers

The Series A Agreement generally provides that no manager or Series A Member, or their respective affiliates (collectively, the “Indemnified Persons”) will have any personal obligation for any debts, obligations or liabilities of Rabble One Series A or Rabble One and that no Indemnified Person will be liable to Rabble One, Rabble One Series A or to any other Series A Member for any act or omission taken or suffered by such Indemnified Person in connection with the conduct of the affairs of Rabble One Series A or otherwise in connection with the Series A Agreement, Master Agreement or matters contemplated thereby unless such Indemnified Person is determined to be guilty by final adjudication of gross negligence, willful misconduct, fraud, material misrepresentation or material violation of the express terms of the Rabble One’s Certificate of Formation (the “Certificate of Formation”), the Series A Agreement or the Master Agreement. Rabble One Series A will hold harmless and indemnify solely out of the assets of Rabble One Series A each Indemnified Person to the fullest extent permitted by law for any loss, damage or other expense incurred by such Indemnified Person as a result of any act or omission arising out of such person’s activities in connection with the establishment, management or operations of Rabble One Series A, unless such person is determined to be guilty by final adjudication of gross negligence, willful misconduct, fraud, material misrepresentation or material violation of the express terms of the Certificate of Formation.

Restrictions on Transfer

The Series A Agreement restricts the transferability of Series A Units, and any such transfer will be void and will not be recognized, unless the Series A Managers have consented in writing to the transfer and all of the other conditions set forth in Section 7.1(a) of the Series A Agreement have been met.

Put Right

The Series A Agreement allows each Series A Member to exercise a put right to cause Century Partners to purchase all of such redeeming member’s Series A Units for a purchase price equal to such redeeming member’s investment in Rabble One Series A, provided, however, that in no event will Century Partners be obligated to purchase more than 10% of the total number of outstanding Series A Units in a given 12 month period. In the event that holders of more than 10% of the total outstanding Series A Units elect to exercise such put right in any 12-month period, Century Partners will only be obligated to purchase such Series A Members’ pro-rata share of the Series A Units for which Century Partners is under an obligation to purchase. Assuming proper notice is provided, these rights become exercisable by the Series A Members on [January 1], 2019 and on each subsequent one year anniversary thereafter (each a “Redemption Date”), with the exercise of the put right becoming effective not later than nine months after the applicable Redemption Date. In order to exercise the put right, a Redeeming Member must provide written notice to Century Partners not less than 60 days prior to the applicable Redemption Date.

Amendment

The Series A Agreement may not be amended except with the unanimous consent of the Series A Managers.

Dissolution

The Series A Managers must unanimously consent to dissolve Rabble One Series A, which they may elect to do at any time without the consent of the Series A Members. Upon dissolution of Rabble One Series A, the Series A Managers will wind up Rabble One Series A’s affairs and make all liquidating distributions in accordance with Section 5.2(c) of the Series A Agreement.

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DESCRIPTION OF RABBLE ONE SERIES B OPERATING AGREEMENT

The following is a summary of the material provisions of the Series B Agreement. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the laws of the State of Delaware, the Master Agreement and the entire Series B Agreement. All capitalized terms appearing but not otherwise defined in this section entitled “Description of Rabble One Series B Operating Agreement” will have the meanings set forth in the Series B Agreement.

General

Currently, all of Rabble One Series B’s operations are conducted through Rabble, in its capacity as manager of Rabble One Series B. Rabble One Series B currently has no Series B Units outstanding.

Management, Voting and Governance

Except as otherwise provided in the Series B Agreement, the Series B Manager will conduct, direct and exercise full control over all major activities of Rabble One Series B, including all decisions relating to the issuance of Series B Units. The Series B Manager will have the sole power and authority to bind or take any action on behalf of Rabble One Series B, or to exercise any rights and powers granted to Rabble One Series B under the Series B Agreement, the Master Agreement or any other agreement, instrument or other document to which Rabble One Series B is a party. Except as otherwise required by law, the Series B Members will have no voting rights or governance rights.

Distributions

All Series B Available Cash will be distributed and applied by Rabble One Series B in the following manner:

•	100% to the Series B Members, pro rata, in accordance with their respective membership interests.

Although Rabble One Series B does not intend to make distributions in kind, the Series B Manager may cause Rabble One Series B to make distributions of property of Rabble One Series B in kind.

Liquidating Distributions

The proceeds of liquidation of Rabble One Series B will be distributed in the following order and priority:

•	First, to creditors of Rabble One Series B, including the Series B Members who are creditors, to the extent otherwise permitted by law, in satisfaction of all debts, liabilities, obligations and expenses of Rabble One Series B, including, without limitation, the expenses incurred in connection with the liquidation of Rabble One Series B; and

•	Second, to the Series B Members in the same manner as set forth herein in the section entitled “—Distributions,” with such distributions to be made by the end of the fiscal year of Rabble One Series B during which the liquidation occurs.

Allocation of Profits and Losses

After giving effect to the special allocations set forth in Sections 5.7 and 5.8 of the Series B Agreement, profits and losses will be allocated 100% to the Series B Members, pro rata, in accordance with their respective investment in Rabble One Series B. No allocation of losses will be made to any Series B Member if, as a result of the allocation, the Series B Member would have a deficit in their adjusted capital account.

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Exculpation and Indemnification of Managers

The Series B Agreement generally provides that the Series B Manager, the Series B Members and their respective affiliates (collectively, the “Indemnified Persons”) will not have any personal obligation for any debts, obligations or liabilities of Rabble One Series B or Rabble One and that no Indemnified Person will be liable to Rabble One, Rabble One Series B or to any other Series B Member for any act or omission taken or suffered by such Indemnified Person in connection with the conduct of the affairs of Rabble One Series B or otherwise in connection with the Series B Agreement, Master Agreement or matters contemplated thereby unless such Indemnified Person is determined to be guilty by final adjudication of gross negligence, willful misconduct, fraud, material misrepresentation or material violation of the express terms of the Certificate of Formation, the Series B Agreement or the Master Agreement. Rabble One Series B will hold harmless and indemnify solely out of the assets of Rabble One Series B each Indemnified Person to the fullest extent permitted by law for any loss, damage or other expense incurred by such Indemnified Person as a result of any act or omission arising out of such person’s activities in connection with the establishment, management or operations of Rabble One Series B, unless such person is determined to be guilty by final adjudication of gross negligence, willful misconduct, fraud, material misrepresentation or material violation of the express terms of the Certificate of Formation.

Restrictions on Transfer

The Series B Agreement restricts the transferability of Series B Units, and any such transfer will be void and will not be recognized, unless the Series B Manager has consented in writing to the transfer and all of the other conditions set forth in Section 7.1(a) of the Series B Agreement have been met.

Amendment

As is set forth in the Master Agreement, the Series B Agreement may not be amended except with the consent of the Series B Manager.

Dissolution

As is set forth in the Master Agreement, the Series B Manager may dissolve Rabble One Series B at any time without the consent of the Series B Members. Upon dissolution of Rabble One Series B, the Series B Manager will wind up Rabble One Series B’s affairs and make all liquidating distributions in accordance with Section 5.2(c) of the Series B Agreement.

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FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A RABBLE ONE SERIES

The following is a discussion of certain U.S. federal income tax considerations relevant to an investment in a series of Rabble One. This discussion does not address all U.S. tax considerations that may be relevant to an investment in a series, and it does not cover every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of their particular circumstances or to investors having a special legal status (such as tax-exempt investors, dealers in securities, banks, thrifts, trusts, insurance companies, corporations that may be treated as personal holding companies under the Internal Revenue Code of 1986, as amended (the “Code”), or persons who acquire interests in Rabble One in connection with the performance of services), or to investors holding their interest in Rabble One other than as a capital asset. In addition, except as expressly indicated below, the discussion does not address state or local income tax considerations nor does it address taxes other than income taxes. The following discussion also does not address tax considerations that may be relevant under the laws of jurisdictions other than the United States. IN VIEW OF THE SUMMARY NATURE OF THIS DISCUSSION, EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH PROSPECTIVE INVESTOR OF AN INVESTMENT IN EITHER SERIES OF RABBLE ONE.

The following discussion of certain U.S. federal income tax considerations relevant to an investment in Rabble One is based on the Code and other currently applicable legal authorities such as the regulations promulgated under the Code (the “Treasury Regulations”), administrative rulings and judicial decisions. The Code and other legal authorities are subject to change at any time, possibly on a retroactive basis, by legislative, judicial or administrative action. No rulings have been or are expected to be requested from the U.S. Internal Revenue Service (the “IRS”) or any other tax authority as to any matter, and no assurance can be provided that any such authorities will not successfully assert a position contrary to one or more of the legal conclusions discussed herein.

This discussion assumes each member of either Rabble One series (a “Member”) is a “U.S. Holder.” A “U.S. Holder” is an individual or entity that is, for purposes of the Code: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision of the United States; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust (1) the administration of which is subject to primary supervision by a court within the United States and as to which one or more U.S. persons have the authority to control all substantial decisions, or (2) which was in existence on August 20, 1996, and has properly elected to be treated as a “United States person” for federal income tax purposes; or (v) otherwise subject to U.S. federal income tax on a net income basis with respect to its income from Rabble One. No discussion is provided herein concerning the eligibility requirements applicable to a Member that is not a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of an interest in a series, the U.S. federal income tax treatment of a partner in the partnership (or owner of such entity) will generally depend on the status of the partner (or other owner) and the activities of the partnership (or entity). Investors that are treated as partnerships for U.S. federal income tax purposes and their owners should each consult their own tax advisors about potential U.S. federal income tax consequences of an investment in Rabble One.

General Matters Relevant to Investment in Either Series

Classification of Each Series of Rabble One for U.S. Tax Purposes. Rabble One intends for each series to be classified as a separate partnership subject to subchapter K of the Code for U.S. federal income tax purposes, and based in part on certain terms of the operating agreements for each respective series and certain representations to be made by Members, Rabble One believes that it is likely each series will be so treated by the IRS. However, the U.S. federal income tax treatment of series limited liability companies in general is subject to uncertainty, because the IRS has issued only proposed regulations regarding their treatment. While Rabble One believes that its intended treatment for the series is consistent with such proposed regulations, those regulations have never been finalized and are subject to revision or elimination. Accordingly, the taxation of series limited liability companies is subject to uncertainty under existing U.S. federal income tax law, and it is possible that one or more series will not be treated as a separate partnership for such purposes. In addition, one or more series may be treated as a “publicly traded partnership” taxable as a corporation under the provisions of Code Section 7704. No ruling is being obtained from the IRS concerning the tax classification of Rabble One or either series. The following discussion assumes that each series will be treated as a separate partnership and not as a publicly traded partnership for U.S. federal income tax purposes.

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Taxation of Operations Generally. As an entity classified as a partnership for U.S. federal income tax purposes, a series itself will not be subject to federal income tax, but the Members in that series will be taxed on their respective allocable shares of such series’ income, gain, loss, deductions and credits for the taxable year of such series ending within or with the taxable year of the Member. Each series’ taxable year will be determined in accordance with the requirements of the Code and Treasury Regulations, and will not necessarily be the calendar year. Each series will determine its U.S. taxable income or loss on an annual basis, and will make allocations thereof to the Members, in accordance with the applicable operating agreement for each respective series. In general, tax allocations of a series will be respected for federal income tax purposes if they have “substantial economic effect” or are determined to be in accordance with the Members’ respective interests in that series. Although the managers of each series will endeavor to comply with applicable tax requirements in making such allocations and expects that each series’ allocations will reflect the Members’ respective economic interests in that series, the applicable rules are complex, and no assurance can be provided that the IRS will not challenge such allocations or that, if challenged, either series will be successful in defending such allocations. If an allocation is successfully challenged, a Member could be required to recognize more or less income, gain, loss, deduction or credit than was initially allocated to him, her or it by the applicable series and/or to recognize income, gain, loss, deduction or credit at a different time than initially determined by the applicable series.

Taxation of Members

Taxation of Members in General. As described above, no series will be subject to federal income taxation at the entity level. Rather, a Member will be required to take into account their share of the applicable series’ income, gains, losses, deductions and credits in determining such Member’s federal income tax liability for each taxable year, without regard to whether the Member actually receives any distributions of money or property from the series. Accordingly, a Member’s taxable income or tax liability related to a series could exceed amounts distributed by that series (and the other series) to the Member in a particular year. It is possible that the Members of a series could be required to recognize taxable income even if there has been no corresponding receipt of cash by the applicable series or such Members due to specific attributes of that series’ investments.

Distributions. As previously noted, there is no assurance or expectation that the amount of taxable income allocated to a Member will correspond closely to the amount of cash distributed to him, her or it for each taxable year of a series. A Member may be subject to tax on the receipt of distributions from a series. Any cash distributed in excess of the Member’s adjusted tax basis in their interest in Rabble One generally will be treated as gain from the sale or exchange of the Member’s partnership interest. If Rabble One distributes an asset in kind to all of its Members pro rata, generally no gain will be recognized by a Member until such time as the Member sells or otherwise disposes of the asset (at which time the amount of gain will generally include any appreciation that accrued while the asset was held by Rabble One). In certain circumstances, however, a distribution of marketable securities by Rabble One to Members may be treated as a distribution of cash. A Member’s tax basis in its partnership interest initially will be the amount paid for the partnership interest plus the Member’s share (as determined for U.S. federal income tax purposes) of any liabilities of Rabble One, and will thereafter be adjusted as required under the Code to give effect on an ongoing basis to the Member’s share of Rabble One’s tax items, distributions and liabilities. The rules governing basis adjustments and the taxation of distributions are complex, and investors are urged to consult with their own U.S. tax advisors concerning these rules. A Member may recognize gain or loss upon the receipt of cash from Rabble One in connection with the admission of additional investors in subsequent closings.

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Nature of Income and Loss Derived Through Rabble One. Members in a series may recognize ordinary income and, in certain cases, short-term capital gain and/or long-term capital gain in connection with various investments. Such Members may also recognize capital losses for U.S. federal income tax purposes, and Members may be subject to significant limitations on the ability to offset any such losses against other income. Other limitations may also apply to affect the timing of or reduce a Member’s ability to utilize any losses sustained by a series, including the “at risk” rules, the “passive loss” rules, and the limitation of losses to the amount of a Member’s tax basis in its partnership interest. In particular, the “passive activity loss” and “at-risk” rules could limit the deductibility of losses derived from such investments. The passive loss rules and at-risk rules apply to non-corporate and certain corporate taxpayers. Under the passive activity loss rules, losses, credits and deductions from passive activities are generally limited to use against income from passive activities; if such losses, credits, or deductions cannot be used in a tax year because of insufficient passive income, they generally carry over to future years. Generally, a passive activity is a trade or business in which the taxpayer does not materially participate. Under the at-risk rules, losses are deductible only to the extent the taxpayer is at risk with respect to the activity based on capital contributions or personal liability for borrowings utilized in the activity. Prospective investors should consult their own advisors concerning the application of these rules.

Currently, it is expected that investors in Rabble One Series A will primarily recognize rental income (which is taxable as ordinary income) and short- or long-term capital gain from the sale of real property. However, gain from real property may be treated as ordinary income if the property disposed of is considered “dealer” property (as described below). It is also expected that investors in Rabble One Series B will primarily recognize interest income, which is taxable as ordinary income.

Property Held Primarily for Sale. If a seller of real property is deemed for tax purposes to be a “dealer” in real property, defined as one who holds real estate primarily for sale to customers in the ordinary course of business, any gain recognized upon a sale of such real property (commonly referred to as “dealer property”) will be taxable as ordinary income, rather than as capital gain, and will constitute “unrelated business taxable income” (“UBTI”) to investors which are tax-exempt entities, discussed below. Furthermore, all of such property would be treated as “inventory items” as discussed below under “Disposition of Unit.” Under existing law, whether property is held primarily for sale to customers in the ordinary course of business must be determined from all the facts and circumstances surrounding the particular property and sale in question. Accordingly, it is possible that Rabble One Series A could be deemed to be a dealer in real estate, and that Rabble One Series A’s share of profits from its disposition of real property would therefore be considered ordinary income.

Investment Interest Limitation. Section 163(d) of the Code disallows a non-corporate taxpayer’s deduction for “investment interest” in excess of “net investment income.” “Net investment income” generally includes all gross income of the taxpayer from property held for investment and net gain attributable to the disposition of property held for investment, but includes “qualified dividend income” only to the extent the taxpayer elects to treat such income as investment income. This limitation could apply to limit the deductibility of interest paid by a non-corporate Member on any indebtedness incurred to finance their investment in Rabble One. Interest that is not deductible in the year incurred because of the investment interest limitation may be carried forward and deducted in a future year in which the taxpayer has sufficient investment income.

Limitations on Deductibility of Expenses. A portion of a series’ expenses may be deductible by Members. However, certain limitations may apply to a Member’s ability to deduct their share of such expenses. In particular, an individual Member (or an individual Member holding indirectly through a pass-through entity) may deduct his or her share of such expenses only to the extent that, when combined with other miscellaneous itemized deductions, they exceed 2% of the Member’s adjusted gross income for the particular taxable year, and an additional overall limitation on itemized deductions may apply to disallow up to 80% of certain otherwise-allowable itemized deductions of individual investors with adjusted gross incomes exceeding certain amounts. The portion of a Member’s “miscellaneous itemized deductions” in excess of the 2% floor cannot be claimed as a deduction in computing the Member’s alternative minimum tax liability. Certain organizational expenses of series may be capitalized and generally be deductible by Members over a fixed period of time. To the extent any fee (whether paid to a manager of a series or to others) is treated as a “syndication expense” for U.S. tax purposes, the amount will not be deductible.

Disposition of Unit. A Member who sells their interest in a series typically will recognize taxable gain or loss based upon the difference between the Member’s “amount realized” (as determined for tax purposes) and the Member’s adjusted tax basis in such interest. A Member’s “amount realized” generally will include both the fair market value of the consideration received and the Member’s allocable share (as determined for tax purposes) of any liabilities of the applicable series (including, if applicable, that series’ share of liabilities of any subsidiary entities that are treated as pass-through entities for U.S. federal income tax purposes). Such gain or loss will generally be treated as capital gain or loss; however, a Member may recognize ordinary income or loss based on the Member’s interest in any “unrealized receivables” or “inventory items” of a series as defined for U.S. federal income tax purposes. It is possible that a Member could recognize ordinary income pursuant to these provisions even though he, she or it recognizes a net loss on the disposition. The treatment of any capital gain or loss as short-term or long-term will depend on the Member’s holding period for their interest in the applicable interest, which may be fragmented into multiple holding periods based on the time of acquisition of the interest.

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Liquidation of Series. Upon the dissolution and liquidation of a series, the series will pay its debts and liabilities, and the Members will be entitled to receive distributions as provided in the applicable operating agreement of such series. A series’ sale of its assets and the liquidation of that series will generally be recognition events for U.S. federal income tax purposes. If a Member recognizes gain upon the liquidation of their interest, the gain may consist of both ordinary income and capital gain components. If a Member realizes a loss upon the liquidation of a series, the Member will be entitled to recognize such loss for tax purposes only if that series’ liquidating distribution consists solely of cash, or of cash and “unrealized receivables” (as defined in the Code).

Basis Adjustments. Pursuant to Section 754 of the Code, a partnership may make an election to adjust the basis of its assets in the event of a sale by a partner of its interest or certain other events. Depending upon the particular facts at the time of any such event, such an election could increase or decrease the value of the interest to the transferee, because the election would increase or decrease the basis of the applicable series’ assets for the purpose of computing the transferee’s distributive share of that series’ income, gains, deductions and losses. The managers of each series are entitled to make such an election. However, because the election, once made, cannot be revoked without obtaining the consent of the Commissioner of Internal Revenue, and because of the accounting complexities that can result from having such an election in effect, there can be no assurance that such an election will be made.

Partnerships are generally required to adjust the tax basis of its assets in connection with a transfer of an interest in the partnership if the partnership has a substantial built-in loss immediately after the transfer. A substantial built-in loss exists if the partnership’s adjusted basis in its property exceeds the fair market value of the property by more than $250,000. Similar provisions would also apply to any in-kind distribution of property with a built-in loss of $250,000 or more. If such basis adjustments are required in connection with the transfer of an interest in a series, they could impose significant costs and complexities on that series. A series would not be required to make such basis adjustments if it were an “electing investment partnership”; in that event, a transferee Member’s distributive share of losses would not be allowed except to the extent that such losses exceeded the loss (if any) recognized by the transferor (or, in some cases, a prior transferor) on the transfer of the applicable interest. No series has determined whether it will be eligible to, or will, make the election to be treated as an “electing investment partnership,” and it has no obligation to make such election even if eligible.

Alternative Minimum Tax. Miscellaneous itemized deductions are not allowable deductions in computing alternative minimum taxable income. Other items may also be treated differently under the alternative minimum tax. Prospective investors who may be subject to the alternative minimum tax should consult their own tax advisors concerning the tax consequences of an investment in either series taking into account their individual situations.

Tax-Exempt Members. Organizations exempt from U.S. federal income tax under Section 501(a) of the Code are subject to the tax on UBTI imposed by Section 511 of the Code. If a tax-exempt entity’s acquisition of its interest in either series is debt-financed, or such series incurs “acquisition indebtedness” (within the meaning of Section 514(c) of the Code) that is allocated to the acquisition of an investment, all or a portion of the income or gain attributed to the “debt-financed property” would be included in UBTI regardless of whether such income or gain fell into a category (such as dividends and interest) that would otherwise generally be excluded in determining UBTI. UBTI may also arise as income from a trade or business regularly carried on by a tax-exempt entity that is unrelated to its exempt purpose, including an unrelated trade or business regularly carried on by a partnership of which the tax-exempt entity is a partner; for this purpose a “partnership” includes any domestic or foreign entity classified as a partnership for U.S. tax purposes. Currently it is expected that Rabble One Series A’s investments will cause any tax-exempt Members in Rabble One Series A to recognize UBTI. Tax-exempt investors should consult with their own advisors concerning an investment in Rabble One Series A and specifically as to the implications of recognizing UBTI.

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Tax Information and Tax Audits.

Each series will file a U.S. federal partnership information tax return reporting its annual operations and will provide each Member with the information needed to file their U.S. federal income tax return. However, a series may not be able to provide U.S. tax information to its Members in time to prevent such Members from having to obtain extensions of the filing dates of applicable tax returns. No series is obligated to provide tax information to persons who are not Members of record. The Code imposes certain penalties on partnerships and partners in the event of failure to make various filings in a timely manner and in the event of various understatements of income tax. Each series intends to comply fully with all applicable filing and reporting requirements.

The following discussion assumes that a series will not make an election to be treated as an “electing large partnership” as defined in Section 775 of the Code. Currently, no series intends to make such an election.

The Code provides, in general, that the tax treatment of items of income, gain, loss, deduction and credit of partnerships will be determined at the entity level in a single proceeding rather than in separate proceedings with each partner. The nature and ramifications of these proceedings will depend on whether a tax year at issue is subject to the partnership audit rules enacted under the Tax Equity and Fiscal Responsibility Act of 1982 (the “TEFRA Regime”) or whether the year is subject to the partnership audit rules recently enacted under the Bipartisan Budget Act of 2015 (the “BBA Regime”). The BBA Regime is currently elective, and the TEFRA Regime will consequently apply unless (i) the tax year at issue begins on or after January 1, 2018 (or such later date as the BBA Regime becomes mandatory), or (ii) the applicable series has validly elected to have the BBA Regime apply to such year. No determination has been made as to whether the election described in clause (ii) of the preceding sentence will be made, but none of the series’ respective operating agreements prohibits such an election.

Under the TEFRA Regime, the “tax matters member” may, in general, bind to a settlement any partner with less than a 1% profits interest in a partnership with more than 100 partners (where such partner is not a member of a specified group formed with respect to a proposed adjustment), unless such partner properly elects not to give such authority to the tax matters member. The tax matters member (or certain other partners) may generally seek judicial review of an entity-level adjustment, but there will be only one action for judicial review to which each partner will be bound. The statute of limitations for adjustment of tax with respect to partnership items partnership level proceedings is generally three years from the date of filing (or, if later, the last date for filing) the partnership return. The period of limitations may be extended by the tax matters member or another person authorized by the partnership.

Under the BBA Regime, a tax partnership’s “partnership representative” has sole power to represent and bind that partnership in all IRS audits. Subject to certain limited exceptions, the BBA Regime will also impose direct liability on a tax partnership (including interest and penalties) for imputed underpayments that arise because of an adjustment to any of such partnership’s items of income, gain, loss, deduction, or credit. Because the BBA Regime imposes tax liabilities in the tax year of adjustment rather than the tax year during which the relevant tax item(s) arose, a Member may be required to bear the economic burden of a tax liability for which it never received a corresponding economic benefit. Further, the maximum tax rates effective for the year of adjustment are applied to imputed underpayments, and although the BBA Regime takes into account certain rate differences caused by character of income and partners' status as tax-exempt, Treasury Regulations providing how to take advantage of such rate differences have not yet been issued. Consequently, there is significant uncertainty as to whether either series would be able to obtain the benefit of such rate differences.

A tax liability payable by a series may be reduced if each Member to whom an adjusted item is attributable files an amended return for the applicable tax year and pays the tax liabilities associated with such adjustment. The BBA Regime also allows partnerships to avoid direct imposition of a tax liability by making an affirmative election under amended Code Section 6226 (subject to certain additional procedural requirements). If a series’ partnership representative makes a Section 6226 election on behalf of such series, the applicable Members will be required to take into account the aggregate amount of adjustments during the tax year in which the adjustments were made and will be subject to a higher rate of interest on any deficiencies than under the default regime. No series has decided whether it would make a Section 6226 election as the result of any audit; however, none of the series’ respective operating agreements prohibits such an election. The statute of limitations for adjustment of tax with respect to partnership items under the BBA Regime will generally be three years from the date of filing the partnership return. The period of limitations may be extended by the partnership representative in certain circumstances.

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The entity-audit provisions of the TEFRA Regime and the BBA Regime may cause individual Members to be unable to protest the IRS’s determinations separately. Both sets of rules generally require a partner to report a partnership item consistently with its treatment on the partnership return, unless the partner files a statement which identifies the inconsistency. If adjustments are made to a series’ income or loss as a result of an audit of such series’ federal tax information returns, the tax returns of the Members may be reviewed by the IRS. Such review may lead to audits by the IRS of the Members’ tax returns, which audits could result in adjustments of items that are unrelated to Rabble One as well as of related items.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on “withholdable payments” made to a “foreign financial institution” unless the foreign financial institution enters into an agreement with the IRS to collect and provide to the IRS on an annual basis substantial information regarding its U.S. account holders or an exception applies. If a foreign financial institution enters into such an agreement but is unable to obtain the relevant information from its direct and indirect account holders or owners on an annual basis, the foreign financial institution will be required to withhold 30% of any withholdable payment allocable to such account holders, and there is a risk that the IRS may determine that the foreign financial institution is not in compliance with its agreement, resulting in the foreign financial institution becoming subject to the 30% withholding tax on all of the withholdable payments made to it. The term “withholdable payment” includes any payment of (i) interest or dividends, (ii) the gross proceeds of a disposition of stock or of debt instruments, and (iii) “foreign pass-thru payments,” in each case with respect to any U.S. investment. It is not yet clear whether and to what extent the gross proceeds from the disposition of an interest in a partnership or limited liability company will be treated as a withholdable payment. The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-U.S. entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which are generally defined as any U.S. persons who directly or indirectly own more than 10% of the entity, or unless an exception applies. Withholding on gross proceeds and “foreign pass-thru payments” will not apply until after December 31, 2018. A series generally will be required to withhold 30% of withholdable payments received thereby that are distributable to any Member thereof that is a foreign financial institution or other non-U.S. entity unless such investor complies with the applicable requirements discussed above. Accordingly, the investors may be required to provide certain information to Rabble One or one or more series in order to avoid the imposition of the 30% withholding tax on any withholdable payments made by Rabble One or either series.

The foregoing is only a general summary of certain provisions of FATCA. Prospective investors are urged to consult with their own tax advisers regarding the application of FATCA to their investment in either series.

Reportable Transactions Regulations

Regulations impose special reporting rules for “reportable transactions.” A reportable transaction includes, among other things: (i) a transaction in which an advisor limits the disclosure of the tax treatment or tax structure of the transaction and receives a fee in excess of certain thresholds, and (ii) a “transaction of interest” that the IRS believes has a potential for tax avoidance or evasion, but for which the IRS lack enough information to determine whether the transaction should be identified specifically as a tax avoidance transaction. Rabble One and each series intend to take the position that no investment in Rabble One constitutes a reportable transaction, that no series engages in transactions which themselves constitute reportable transactions, and that no series nor any of their respective Members are participants in a transaction of interest by virtue of their investment in such series. If any of these transactions were determined to constitute a reportable transaction, then Rabble One, one or more series, or each Member may be required to complete and file IRS Form 8886 with their respective tax returns for the applicable tax year. Rabble One reserves the right to disclose certain information about each series and such series’ Members on Form 8886, including the Members’ capital commitments, tax identification numbers (if any), and dates of admission to Rabble One, to facilitate compliance with the reportable transaction rules if necessary. Certain legislation imposes substantial excise taxes and additional reporting requirements and penalties on certain tax-exempt investors (and, in some cases, the managers of tax-exempt investors), that are, directly or in some cases indirectly, parties to certain types of reportable transactions. In addition, certain states have similar reporting requirements and may impose penalties for failure to report. Members should consult their tax advisors for advice concerning compliance with the reportable transaction regulations.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE AND OWNERSHIP OF AN INTEREST IN EITHER SERIES.

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LEGAL MATTERS

The validity of the issuance of the units offered by this Offering Circular will be passed upon for us by Dentons US LLP, New York, New York.

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INDEX TO FINANCIAL STATEMENTS

[        ], 2016

Rabble One, LLC Balance Sheet as of [ ], 2016	F-2

Notes to Financial Statements	F-3

F-1

RABBLE ONE, LLC

BALANCE SHEET

[         ], 2016

ASSETS

ASSETS

Cash and cash equivalents	$	[•]
Total Assets	$	[•]

LIABILITIES AND EQUITY

[LIABITITIES]

Liabilities	$	[•]
Total Liabilities	$	[•]

[EQUITY]

Common stock	$	[•]
Total Equity	$	[•]

The accompanying notes are an integral part of the balance sheet.

F-2

RABBLE ONE, LLC

NOTES TO FINANCIAL STATEMENTS

F-3

PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description
2.1	Certificate of Formation of Rabble One, LLC dated September 13, 2016

2.2	Limited Liability Company Agreement of Rabble One, LLC dated November 14, 2016

2.3	Form of Separate Series Operating Agreement of Rabble One Series A, a Series of Rabble One, LLC

2.4	Form of Separate Series Operating Agreement of Rabble One Series B, a Series of Rabble One, LLC

4.1†	Form of Investor Subscription Agreement

6.1	Third Party Platform Agreement between Synapse Payments, LLC and Jane Q, Inc., d/b/a Rabble dated April 1, 2016

10.1†	Power of Attorney

11.1†	Auditor Consent

11.2†	Consent of Dentons US LLP (included in Exhibit 12.1)

12.1†	Opinion of Dentons US LLP

13.1†	[Testing the waters materials]

†	To be filed by amendment.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on November 17, 2016.

RABBLE ONE, LLC
Signed by Jane Q, Inc., d/b/a Rabble, as Manager of Rabble One, LLC

By:	/s/ Umber Bawa
	Name:	Umber Bawa
	Title:	Chief Executive Officer and Director

This offering statement has been signed by the following persons in the capacities* and on the dates indicated.

By:	/s/ Umber Bawa
	Name:	Umber Bawa
	Title:	Chief Executive Officer and Director

* The persons are signing in their capacities as officers or directors of Jane Q, Inc., d/b/a Rabble, as Manager of Rabble One, LLC.